Exhibit 99.2

The Redwood Review

First Quarter 2017

Redwood Trust

T A B L E O F C O N T E N T S

THE REDWOOD REVIEW I 1ST QUARTER 2017
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C A U T I O N A R Y S T A T E M E N T

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
Statements regarding the following subjects, among others, are forward-looking by their nature: (i) statements we make regarding Redwood’s business strategy and strategic focus, including statements relating to our confidence in our overall market position, strategy and long-term prospects, and our belief in the long-term efficiency of private label securitization as a form of mortgage financing; (ii) statements related to our financial outlook and expectations for 2017, including with respect to: 2017 GAAP earnings, our investment portfolio, net interest income on our portfolio of residential loans held-for-investment, residential securities, and multifamily securities, our conforming MSR portfolio, deployment of capital available for investment, residential mortgage banking activities, operating expenses in 2017, and our effective tax rate and tax provision in 2017; (iii) statements we make regarding our outlook on federal housing reform and GSE reform; (iv) statements regarding the private-label RMBS market, our expectation of higher issuance volumes industry-wide in 2017, and statements regarding Sequoia securitization activity in 2017; (v) statements regarding our residential investment portfolio, including our expectations regarding private-label RMBS issuance volume in 2017, opportunities to invest in GSE-issued securities that transfer credit risk on residential and multifamily properties, and our expectation to sell our remaining conforming MSRs; (vi) statements regarding our mortgage banking activities, including expectations relating to loan sale margins and our expanded-prime Redwood Choice loan program; (vii) statements relating to acquiring residential mortgage loans in the future that we have identified for purchase or plan to purchase, including the amount of such loans that we identified for purchase during the first quarter of 2017 and at March 31, 2017, and expected fallout and the corresponding volume of residential mortgage loans expected to be available for purchase; (viii) statements relating to our estimate of our available capital (including that we estimate our capital available for investments at March 31, 2017 to be approximately $160 million); (ix) statements we make regarding our dividend policy, including our intention to pay a regular dividend of $0.28 per share per quarter in 2017; and (x) statements regarding our expectations and estimates relating to the characterization for income tax purposes of our dividend distributions, our expectations and estimates relating to tax accounting, tax liabilities and tax

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savings, and GAAP tax provisions, our estimates of REIT taxable income and TRS taxable income, and our anticipation of additional credit losses for tax purposes in future periods (and, in particular, our statement that, for tax purposes, we expect an additional $22 million of tax credit losses on residential securities we currently own to be realized over an estimated three- to five-year period).
Important factors, among others, that may affect our actual results in 2017 include: the pace at which we redeploy our available capital into new investments; interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans; changes in the demand from investors for residential mortgages and investments, and our ability to distribute residential mortgages through our whole-loan distribution channel; our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt; changes in the values of assets we own; general economic trends, the performance of the housing, real estate, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers; federal and state legislative and regulatory developments, and the actions of governmental authorities, including the new U.S. presidential administration, and in particular those affecting the mortgage industry or our business (including, but not limited to, the Federal Housing Finance Agency’s rules relating to FHLB membership requirements and the implications for our captive insurance subsidiary’s membership in the FHLB); strategic business and capital deployment decisions we make; developments related to the fixed income and mortgage finance markets and the Federal Reserve’s statements regarding its future open market activity and monetary policy; our exposure to credit risk and the timing of credit losses within our portfolio; the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own; our exposure to adjustable-rate mortgage loans; the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks; changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies; changes in interest rates; changes in mortgage prepayment rates; changes in liquidity in the market for real estate securities and loans; our ability to finance the acquisition of real estate-related assets with short-term debt; the ability of counterparties to satisfy their obligations to us; our involvement in securitization transactions, the profitability of those transactions, and the risks we are exposed to in engaging in securitization transactions; exposure to claims and litigation, including litigation arising from our involvement in securitization transactions; whether we have sufficient liquid assets to meet short-term needs; our ability to successfully compete and retain or attract key personnel; our ability to adapt our business model and strategies to changing circumstances; changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities; our exposure to a disruption or breach of the security of our technology infrastructure and systems; exposure to environmental liabilities; our failure to comply with applicable laws and regulations; our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures; the impact on our reputation that could result from our actions or omissions or from those of others; changes in accounting principles and tax rules; our ability to maintain our status as a REIT for tax purposes; limitations imposed on our business due to our REIT status and our

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status as exempt from registration under the Investment Company Act of 1940; decisions about raising, managing, and distributing capital; and other factors not presently identified.
This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

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I N T R O D U C T I O N

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our website, www.redwoodtrust.com.
This document, called The Redwood Review, is an additional format for providing information about Redwood through a discussion of our GAAP financial results, as well as other metrics, such as taxable income. Supplemental information is also provided in the Financial Tables in this Review to facilitate more detailed understanding and analysis of Redwood. We also provide non-GAAP financial measures in this Review. When we use non-GAAP financial measures it is because we believe that these figures provide additional insight into Redwood’s business. In each case in which we discuss a non-GAAP financial measure we provide an explanation of how it has been calculated, why we think the figure is important, and a reconciliation between the GAAP and non-GAAP figures.
References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc. and its consolidated subsidiaries. Note that because we round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “first quarter” refer to the quarter ended March 31, 2017, and references to the “fourth quarter” refer to the quarter ended December 31, 2016, unless otherwise specified.
We hope you find this Review helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of The Redwood Review over time.

Selected Financial Highlights

Quarter:Year	GAAP Income per Share	REIT Taxable Income per Share (1)	Annualized GAAP Return on Equity	GAAP Book Value per Share	Dividends per Share
Q117	$0.43	$0.22	13%	$15.13	$0.28
Q416	$0.31	$0.34	9%	$14.96	$0.28
Q316	$0.58	$0.34	19%	$14.74	$0.28
Q216	$0.48	$0.36	15%	$14.20	$0.28
Q116	$0.15	$0.23	4%	$14.17	$0.28
Q415	$0.46	$0.37	14%	$14.67	$0.28
Q315	$0.22	$0.29	6%	$14.69	$0.28
Q215	$0.31	$0.21	9%	$14.96	$0.28
Q115	$0.16	$0.18	5%	$15.01	$0.28

(1)	REIT taxable income per share for 2016 and 2017 are estimates until we file our tax returns.

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S H A R E H O L D E R L E T T E R

Dear Fellow Shareholders:
The first quarter of 2017 proved to be a strong start to the year for Redwood. During the quarter, we invested $158 million of capital and produced very positive results from our mortgage banking operations, highlighted by the completion of three Sequoia securitizations. We generated GAAP earnings of $0.43 per share, versus $0.31 per share in the prior quarter, and non-GAAP core earnings were $0.36 per share, versus $0.33 in the prior quarter. Our GAAP book value increased to $15.13 per share at March 31st, from $14.96 at year-end. Both our earnings and book value benefited from tighter credit spreads on loans and securities, due in part to post-election market tailwinds. Further details on these metrics can be found in the Quarterly Overview section and throughout this Redwood Review.
Early into the second quarter, financial market volatility was subdued and investor confidence bullish, despite tepid first quarter GDP growth and the continued escalation of numerous geo-political risks and tensions. Nonetheless, credit spreads remain tight, asset prices are at or near their recent highs, and competition for assets remains fierce.
In light of so many potentially mixed market signals, we thought we would start off this quarter’s Shareholder Letter by giving you our current thoughts on our general investment philosophy, our balance sheet risk management, and the potential short-term risks to our earnings and book value should credit spreads widen out, as well as the silver lining to wider credit spreads - the emergence of new potential investment opportunities for Redwood. Finally, we’ll update you on our investment portfolio and residential mortgage banking initiatives, as well as our outlook going forward.
Current Thoughts on Investing and Risk
At the highest level, we choose to maintain a balanced approach to investing through the nebulous current environment. This entails keeping a watchful eye on our existing investments, short-term leverage and liquidity, while maintaining some dry powder for great opportunities if spreads widen and asset prices decline.
When we analyze our current portfolio, we are reminded that at our core we are a “pure-play” credit investor in high-quality residential mortgage-related assets. We prioritize the long-term cash flow potential of our assets over any short-term price fluctuations, in our pursuit of generating stable and attractive dividends for our shareholders. While we pay attention to a multitude of risks facing the global economy when monitoring our portfolio, we are laser focused on direct risks to our projected future cash flows, the foremost of which are any signs of deterioration in the strength of the U.S. housing market, or in the underwriting quality that underpins the mortgages we own.

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From that perspective, we remain positive on the overall housing market based on an increase in household formation, a growing number of millennials switching from renting to owning, and relatively good affordability given mortgage rates that are still historically low. Additionally, the quality and performance of the mortgages underlying our portfolio investments remains stellar. So overall, we are positive on our investment portfolio and the asset side of our balance sheet. As has historically been the case, we may also use favorable market conditions to selectively cull some investments if we believe they are “priced for perfection."
Moving to the liability side of our balance sheet, we are conservatively positioned relative to many other REIT and financial services competitors. We tend to use very measured amounts of short-term recourse debt that could otherwise amplify our exposure to interest rate shocks or trigger margin calls on capital. To offer some context, Redwood’s recourse debt-to-equity leverage ratio was about 2.7x at March 31, 2017, as compared to roughly 4.5x for the overall Bloomberg Mortgage REIT index at December 31, 2016.
In terms of the risks to our earnings, we actively attempt to reduce or minimize the impact of interest rate movements through our use of derivatives and other hedging instruments. As our business model is focused on investment cash flows, we do not actively try to protect market values or hedge against widening credit spreads, which occur when investors demand higher yields (lower asset prices) to compensate them for perceived credit issues, market illiquidity or fear. The bad news is, as we carry the majority of our assets at fair value for GAAP purposes, widening of credit spreads results in a decline in the market value of our assets and, consequently, has a negative impact on our quarterly GAAP earnings and book value. The good news is that, regardless of what happens to asset prices, we are bullish on the underlying long-term cash flows from our investments. Additionally, a general decline in asset prices could provide us with attractive investment opportunities to put capital to work. We remain patient, but are fully aware that patience has a near-term opportunity cost, as under-invested capital can be a drag on quarterly earnings.
Investment Portfolio
Our capital deployment of $158 million for the first quarter exceeded our expectations. Despite competitive asset pricing, we were able to find pockets of attractive investment opportunities, particularly early in the quarter, as the market continued to process the presidential election results. New investments in the quarter included $65 million in Sequoia and third-party RMBS, $44 million in Agency residential credit risk transfer (CRT) securities, and $39 million in Agency multifamily securities. We estimate that our capital available for investments at March 31, 2017 was approximately $160 million, as compared with $270 million at December 31, 2016.

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About $2.3 billion of prime RMBS securitizations were issued by market participants during the first quarter, and we were able to acquire subordinate securities for the majority of these issuances. The overall economics of the private-label RMBS market continue to be attractive, and we expect it will result in elevated issuance volumes this year, as well as a greater amount of subordinate securities available for investment.
We also expect continued opportunities to invest in securities issued by Fannie Mae and Freddie Mac that transfer credit risk on both single-family residential and multifamily mortgages to the private sector. Most of these investments are not “first-loss” opportunities, as Fannie Mae and Freddie Mac have significantly curtailed or altogether eliminated selling the first-loss investments from their CRT transactions.
During the quarter, we also sold $27 million of securities and $12 million of primarily conforming MSRs. As we have previously noted, we no longer view conforming MSRs as a fundamental part of our current investment strategy. We have been selling conforming MSRs since late 2015, and in April agreed to sell substantially all of our remaining conforming MSRs and expect this transaction to close later this month.
Residential Mortgage Banking
The strong momentum we have built in our residential mortgage banking business continued through the first quarter of 2017. We completed three Sequoia securitizations in the first quarter backed by loans totaling $1 billion, and sold $328 million of whole loans to portfolio buyers. The securitization market is the most robust we’ve seen since 2013, so whole loan buyers competing with the strong securitization market are having to pay attractive prices for the loans they would like to acquire. In addition, the average number of triple-A investors in Sequoia securitizations has more than doubled since early 2014 - a good sign for the market.
These market dynamics positively impacted our first quarter mortgage banking margins, which continued to exceed our long-term normalized expectation of 75 to 100 basis points. As near-term competitive forces continue to drive up the price of loans, we expect margins to revert back to our normalized range. In order to optimize conduit business profitability, we will continue distributing loans through both securitization and whole loan channels with no set target for either execution.
Volume through our expanded-prime program, Redwood Choice, continues to increase and we have now rolled the program out with the majority of our sellers. Our first quarter lock volume for Choice loans increased 36% from the fourth quarter and accounted for 18% of our total volume in the first quarter - a very positive sign from our perspective. Rates on Choice loans continue to be approximately 100-to-125 basis points higher than rates on our traditional Select loans. Given the more attractive yield profiles, we have recently begun accumulating most of our Choice loans for investment.

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Outlook
Efficiently deploying our excess capital at attractive returns remains at the forefront of our priorities and we continue to feel positively about our ability to prudently deploy our excess capital in 2017 while managing our interest rate exposure and keeping our leverage in check. In addition, our residential mortgage banking business is off to a strong start for the year and should continue to be a driving force in creating attractive long-term investments for our portfolio.
As we manage our business day-to-day, we remain mindful of the positive catalyst that potential changes in future housing policy could provide. As we’ve previously noted, we cannot predict how or when housing reform will ultimately play out in Washington, but we continue to believe that any major changes will likely prove favorable for private capital investors like Redwood.
We thank you for your continued support.

Marty Hughes	Christopher J. Abate
Chief Executive Officer	President and Chief Financial Officer

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Q U A R T E R L Y O V E R V I E W

First Quarter Highlights

Ñ
Our GAAP earnings were $0.43 per share for the first quarter of 2017, as compared with $0.31 per share for the fourth quarter of 2016. The increase was primarily due to positive fair value adjustments on our loans and securities due to spread tightening, and higher realized gains from the sale of securities. These increases were partially offset by a higher tax provision related to our mortgage banking activities.

Ñ
Our non-GAAP core earnings were $0.36 per share for the first quarter of 2017, as compared with $0.33 per share for the fourth quarter of 2016. First quarter core earnings increased due to strong mortgage banking and investment portfolio results, partially offset by the loss of net interest income associated with the sale of commercial mezzanine loans in the fourth quarter. For details on GAAP and core earnings, please see the GAAP Net Income and Reconciliation to Non-GAAP Core Earnings section that follows on page 11.

Ñ
Our GAAP book value was $15.13 per share at March 31, 2017, as compared with $14.96 per share at December 31, 2016. This increase was primarily driven by our quarterly earnings exceeding our dividend and higher fair values on our available-for-sale securities.

Ñ
We deployed $158 million of capital in the first quarter of 2017 toward new investments, including $65 million in Sequoia and third-party RMBS, $44 million in Agency residential CRT securities, $39 million in Agency multifamily securities, and $10 million in MSRs.

Ñ
We sold $27 million of securities and $12 million of MSRs from our investment portfolio during the first quarter of 2017, generating realized gains of $5 million and freeing up $31 million of capital for reinvestment after the repayment of associated debt.

Ñ	We purchased $1.1 billion of residential jumbo loans during the first quarter of 2017. At March 31, 2017, our pipeline of jumbo residential loans identified for purchase was $1.0 billion.

Ñ	Residential loan sales totaled $1.4 billion during the first quarter of 2017 and included $328 million of whole loan sales to third parties and $1.0 billion of loans that were securitized.

Ñ	For an updated discussion of our key business drivers in 2017, please see the 2017 Financial Outlook section of this Redwood Review.

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GAAP Net Income and Reconciliation to Non-GAAP Core Earnings
Below we present GAAP net income and a reconciliation to non-GAAP core earnings for the first quarter of 2017 and fourth quarter of 2016. Further information about Redwood's core earnings measure and how it is used by management is included in the Core Earnings Definition section of the Appendix.

GAAP Net Income and Reconciliation to Non-GAAP Core Earnings
($ in millions, except per share data)
	Three Months Ended
	3/31/2017	12/31/2016

Interest income	$55	$56
Interest expense	(21)	(21)
Net interest income	34	36

Non-interest income
Mortgage banking activities, net	18	14
MSR income, net	2	2
Investment fair value changes, net	2	(10)
Other income	1	2
Realized gains, net	6	2
Total non-interest income, net	28	10

Operating expenses	(18)	(18)
Provision for income taxes	(6)	(2)

GAAP net income	$37	$25

Core earnings adjustments
Eliminate mark-to-market changes on long-term investments (1)	(10)	35
Eliminate mark-to-market changes on derivatives associated with long-term investments (1)	1	(34)
Income tax adjustments associated with core earnings adjustments (2)	1	1
Non-GAAP core earnings	$30	$27

GAAP net income per diluted common share	$0.43	$0.31
Non-GAAP core earnings per diluted common share (3)	$0.36	$0.33

(1)
Adjustments eliminate the mark-to-market changes on the fair value of loans held-for-investment, trading securities, other investments, and associated derivatives that are primarily related to changes in benchmark interest rates and credit spreads. Details on the components of investment fair value changes, net, are included in the Financial Insights section of this Redwood Review.

(2)
We apply estimated effective tax rates to core earnings adjustments occurring within Redwood's taxable REIT subsidiaries to estimate the hypothetical income tax expense or benefit associated with those adjustments.

(3)
Consistent with the calculation of net income per diluted common share for GAAP purposes, non-GAAP core earnings per diluted common share is calculated following the "two-class" method. Additional information on the calculation of core earnings using the "two-class" method can be found in Table 2 in the Financial Tables section of the Appendix to this Redwood Review.

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Analysis of Earnings

Ñ
To calculate core earnings, one of the adjustments we make to GAAP earnings is to eliminate mark-to-market changes on the fair value of our long-term investments (and associated derivatives) that are primarily related to changes in benchmark interest rates and spreads. This adjustment reduced investment fair value changes, net, by $9 million to an expense of $7 million for the first quarter of 2017, as compared with an expense of $9 million for the fourth quarter of 2016.

Ñ
Net interest income was $34 million for the first quarter, as compared with $36 million for the fourth quarter. Net interest income declined primarily due to the sale of commercial mezzanine loans in the fourth quarter, as well as a lower average balance of residential loans held-for-sale through the conduit. This decline was partially offset by higher net interest income from our residential investments as a result of capital deployment during the first quarter.

Ñ
Mortgage banking activities, net, increased to $18 million for the first quarter, from $14 million for the fourth quarter, driven by higher loan purchase volume and gross margins that have remained above our long-term expectations of 75 to 100 basis points.

Ñ
MSR income, net, was $2 million for both the first quarter of 2017 and the fourth quarter of 2016. MSR income, net, in the first quarter included mark-to-market adjustments consistent with pricing levels for the expected sale of the majority of our conforming MSRs in the second quarter.

Ñ
We realized gains of $6 million during the first quarter, which was primarily related to the sale of $19 million of available-for-sale securities, as compared with realized gains of $2 million during the fourth quarter, which included $1 million of realized gains from the sale of $16 million of commercial mezzanine loans and $1 million from the sale of $11 million of available-for-sale securities.

Ñ	Operating expenses were $18 million for both the first quarter of 2017 and the fourth quarter of 2016.

Ñ
We recorded a tax provision of $6 million during the first quarter, as compared with $2 million for the fourth quarter, primarily due to a higher effective tax rate and higher mortgage banking income relative to the fourth quarter. A reconciliation of GAAP and taxable income is set forth in Table 4 in the Financial Tables section of the Appendix to this Redwood Review.

Ñ	Additional details on our earnings are included in the GAAP Results by Business Segment portion of the Financial Insights section that follows.

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GAAP Book Value
Our GAAP book value at March 31, 2017 was $15.13 per share, as compared with $14.96 per share at December 31, 2016. The following table sets forth the changes in Redwood’s GAAP book value per share for the first quarter of 2017 and fourth quarter of 2016.

Changes in GAAP Book Value per Share
($ in per share)
	Three Months Ended
	3/31/2017	12/31/2016

Beginning book value per share	$14.96	$14.74
Earnings	0.43	0.31
Changes in unrealized gains on securities, net from:
Realized gains recognized in earnings	(0.04)	(0.01)
Amortization income recognized in earnings	(0.05)	(0.07)
Mark-to-market adjustments, net	0.11	(0.02)
Total change in unrealized gains on securities, net	0.02	(0.10)
Dividends	(0.28)	(0.28)
Equity compensation, net	(0.03)	(0.05)
Changes in unrealized losses on derivatives hedging long-term debt	0.02	0.34
Other, net	0.01	—

Ending book value per share	$15.13	$14.96

Ñ
Our GAAP book value per share increased $0.17 per share to $15.13 per share during the first quarter of 2017. This increase was primarily driven by our quarterly earnings exceeding our dividend, and an increase in unrealized gains on our securities portfolio.

Ñ
Unrealized gains on our available-for-sale securities increased $0.02 per share during the first quarter of 2017, primarily as a result of a positive $0.11 per share mark-to-market adjustment on our available-for-sale securities due to spread tightening during the quarter. This increase was partially offset by $0.05 per share of discount amortization income recognized in earnings from the appreciation in the amortized cost basis of our available-for-sale securities, and $0.04 per share of previously unrealized net gains that were realized as income from the sale of securities.

Ñ
Higher benchmark interest rates during the first quarter of 2017 resulted in a $0.02 per share increase to book value due to a decrease in unrealized losses on the derivatives hedging a portion of our long-term debt. At March 31, 2017, the cumulative unrealized loss on these derivatives, which is included in GAAP book value per share, was $0.55 per share.

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Capital Allocation Summary
We use a combination of equity and corporate long-term debt (which we collectively refer to as “capital”) to fund our business. Our total capital at March 31, 2017 was $1.8 billion, of which $1.6 billion (or 90%) was allocated to our investments, with the remaining $170 million (or 10%) allocated to our residential mortgage banking activities.

Capital Allocation: By Source and By Business
(as of March 31, 2017)

Ñ
Our total capital of $1.8 billion at March 31, 2017 included $1.2 billion of equity capital and $0.6 billion of the total $2.6 billion of long-term debt on our consolidated balance sheet. This portion of long-term debt includes $140 million of trust-preferred securities due in 2037, $288 million of convertible debt due in 2018, and $201 million of exchangeable debt due in 2019. This portion of long-term debt has a weighted average cost of 6.0% per annum.

Ñ
Also included in our capital allocation is cash and liquidity capital, which represents a combination of capital available for investment and risk capital held for liquidity management purposes. At March 31, 2017, we estimate that our capital available for investments was approximately $160 million.

Ñ
We also utilize various forms of short-term and long-term collateralized debt to finance certain investments and to warehouse our inventory of certain residential loans held-for-sale. We do not consider this collateralized debt as "capital" and, therefore, exclude it from our capital allocation analysis.

Ñ	Further details on our capital allocation are included in the Analysis of Capital Allocation section that follows.

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2017 Financial Outlook

Allocation of Capital and Return Profile
By Investment Type
March 31, 2017
($ in millions)
	Fair Value	Collateralized Debt	Allocated Capital	% of Total Capital	YTD 2017 Annualized Return (1)	2017 Return Target (1)

Investment portfolio
Residential loans/FHLB stock	$2,393	$(2,000)	$393	22%	15%	12%-16%
Residential securities	1,027	(308)	719	40%	15%	10%-12%
Multifamily securities (2)	139	(15)	124	7%	27%	8%-10%
Mortgage servicing rights	111	—	111	6%	4%	7%-9%
Other assets/(other liabilities)	101	(41)	60	3%	—%	N/A
Cash and liquidity capital			210	12%	—%	N/A

Total investments	$3,771	$(2,364)	$1,617	90%	15%	9%-11%

Residential mortgage banking			$170	10%	28%	10%-20%

Total			$1,787	100%

(1)
Includes net interest income, change in fair value of the investments and their associated hedges that flow through GAAP earnings, realized gains, direct operating expenses, taxes, and other income. Excludes unrealized gains and losses on our AFS securities portfolio, and corporate operating expenses. Returns are calculated based on average capital allocated during the year.

(2)
Multifamily securities include $19 million of investment grade CMBS. For 2017, our return target assumes additional leverage, although we may not add leverage until we have fully deployed our excess capital.

Ñ
Our residential loans/FHLB stock investment generated an annualized return of 15% on average capital in the first quarter of 2017. These returns included $18 million of net interest income, and an expense of $6 million related to the change in valuation of these loans and associated derivatives. For the remainder of 2017, we expect to generate returns within our target range for this portfolio.

Ñ
Our residential securities portfolio generated an annualized return of 15% on average capital in the first quarter of 2017. These returns included $17 million of net interest income, income of $4 million from the net positive change in valuation of these securities and associated derivatives, and $6 million of realized gains from securities sales. We expect to grow net interest income from our securities portfolio in 2017, as we redeploy a portion of our excess capital into this portfolio. Although we will continue to be opportunistic in terms of asset sales, we currently expect fewer portfolio sales and realized gains per quarter for the remainder of 2017 relative to the first quarter.

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Q U A R T E R L Y O V E R V I E W

Ñ
Our multifamily securities generated an annualized return of 27% on average capital in the first quarter of 2017. This included $1 million of net interest income and income of $6 million from the net positive change in valuation of these securities and associated derivatives. For the remainder of 2017, we expect to grow net interest income from this portfolio as we redeploy a portion of our excess capital towards this asset class. Additionally, we expect returns for the remainder of 2017 to be in line with our target range for this portfolio.

Ñ
Our MSR portfolio generated an annualized return of 4% on average capital in the first quarter of 2017. We expect to sell most of our remaining conforming MSR portfolio in the second quarter of 2017 and redeploy the proceeds towards higher-yielding, REIT-eligible investments.

Ñ
Our residential mortgage banking operations generated an annualized return of 28% on average capital in the first quarter of 2017. First quarter results benefited from continued tightening of spreads on securitization execution. For the remainder of 2017, we expect margins to be more in line with our long-term expectations of 75-100 basis points per loan. Additionally, we continue to expect to purchase $5 billion to $6 billion of loans for the full year 2017, with higher-yielding Redwood Choice loans increasing as a percentage of our overall purchase volume.

Ñ
Operating expenses were $18 million for the first quarter of 2017, and included $7 million of direct operating expenses that were allocated to our Investment Portfolio and Residential Mortgage Banking segments (which are included in the returns described above) and $11 million of corporate operating expenses. For the remainder of 2017, we continue to expect our total operating expenses to be between $16 million and $18 million per quarter, including variable compensation commensurate with our earnings.

Ñ
Our tax provision was $6 million in the first quarter of 2017 and was primarily due to higher mortgage banking income, which benefited from gross margins that were above our expectations. For the remainder of 2017, our tax provision will primarily be correlated to our mortgage banking results.

As with all forward-looking statements, our forward-looking statements relating to our 2017 financial outlook are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors” and other risks, uncertainties, and factors that could cause actual results to differ materially from those described above, including those described below and in the “Cautionary Statement” at the beginning of this Redwood Review. Although we may update our 2017 financial outlook subsequently in 2017, as a general matter we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

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Q U A R T E R L Y O V E R V I E W

Important factors, among others, that may affect our actual results in 2017 include: the pace at which we redeploy our available capital into new investments; interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans; changes in the demand from investors for residential mortgages and investments, and our ability to distribute residential mortgages through our whole-loan and securitization distribution channels; our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt; the availability of assets for purchase at attractive risk-adjusted returns and our ability to reinvest the proceeds from the potential sale of securities and investments we hold; changes in the values of assets we own; higher than expected operating expenses; and other unforeseen expenses.

THE REDWOOD REVIEW I 1ST QUARTER 2017
17

F I N A N C I A L I N S I G H T S

GAAP Results by Business Segment
We report on our business using two distinct segments: Investment Portfolio and Residential Mortgage Banking. The Redwood's Business Overview section located in the Appendix of this Redwood Review includes full descriptions of these segments and how they fit into Redwood's business model. The following table presents the results from each of these segments reconciled to our GAAP net income for the first quarter of 2017 and fourth quarter of 2016.

Segment Results Summary (1)
($ in millions)
	Three Months Ended
	3/31/2017	12/31/2016

Segment contribution from:
Investment portfolio (2)	$46	$32
Residential mortgage banking	12	12
Corporate/Other	(20)	(19)

Net income	$37	$25

(1)	See Table 3 in the Financial Tables section of the Appendix to this Redwood Review for a more comprehensive presentation of our segment results.
(2) During the first quarter of 2017, we eliminated our Commercial segment and renamed our Residential Investments segment to the Investment Portfolio segment. This Investment Portfolio segment now includes both residential investments and our commercial investments, which are primarily comprised of investments in multifamily securities. Our Commercial segment previously included our commercial mortgage banking operations and our commercial loan investments, which were wound down and sold, respectively, during 2016. We have conformed the presentation of prior periods, whereby commercial loan investments are included in the Investment Portfolio segment and commercial mortgage banking activities are included in Corporate/Other.

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F I N A N C I A L I N S I G H T S

Investment Portfolio
The following table presents the results of our Investment Portfolio segment for the first quarter of 2017 and fourth quarter of 2016.

Segment Results - Investment Portfolio
($ in millions)
	Three Months Ended
	3/31/2017	12/31/2016

Net interest income
Residential securities	$17	$16
Residential loans	18	19
Multifamily and commercial investments	1	3
Total net interest income	37	38

Non-interest income
MSR income, net	2	2
Investment fair value changes, net	3	(8)
Other income	1	2
Realized gains, net	6	2
Total non-interest (loss) income, net	12	(2)

Direct operating expenses	(2)	(3)
Provision for income taxes	(2)	(1)

Segment contribution	$46	$32

Ñ
The contribution from this segment increased from the fourth quarter of 2016, primarily due to positive valuation changes on our securities portfolio, which benefited from spread tightening during the first quarter. As a result of these mark-to-market increases, investment fair value changes, net, was positive $3 million for the first quarter of 2017, as compared with negative $8 million for the fourth quarter of 2016.

.Ñ
Net interest income declined from the fourth quarter of 2016, primarily due to the sale of commercial mezzanine loans in the fourth quarter. However, net interest income from our residential investments increased as a result of capital deployment during the first quarter.

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F I N A N C I A L I N S I G H T S

Investment fair value changes, net, includes mark-to-market changes on our long-term investments in residential loans and real estate securities, and risk management derivatives associated with these investments. The following table presents the components of investment fair value changes, net, of our Investment Portfolio segment by investment type, for the first quarter of 2017 and fourth quarter of 2016.

Components of Investment Portfolio Fair Value Changes, Net by Investment Type
($ in millions)
	Three Months Ended
	3/31/2017	12/31/2016

Market valuation changes on:
Residential loans held-for-investment
Change in fair value from the reduction of principal (1)	$(2)	$(6)
Change in fair value from changes in interest rates (2)	(1)	(40)
Total change in fair value of residential loans held-for-investment	(2)	(45)

Real estate securities
Change in fair value from the reduction of principal (1)	(2)	(2)
Change in fair value from changes in interest rates (2)	13	7
Total change in fair value of real estate securities	11	5

Risk management derivatives
Interest component of derivative expense	(4)	(2)
Change in fair value of derivatives from changes in interest rates (3)	(1)	34
Total change in fair value of risk management derivatives	(5)	32

Total investment portfolio fair value changes, net	$3	$(8)

(1)
Reflects the change in fair value due to principal changes, which is calculated as the change in principal on a given investment during the period, multiplied by the prior quarter ending price or acquisition price for that investment in percentage terms.

(2)
Reflects changes in prepayment assumptions and credit spreads on our residential loans, trading securities and conforming risk-sharing investments primarily due to changes in benchmark interest rates. This item is excluded from management's definition of core earnings.

(3)
Reflects the change in fair value of our risk management derivatives that are associated with changes in benchmark interest rates during the period. This item is excluded from management's definition of core earnings.

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F I N A N C I A L I N S I G H T S

In the first quarter of 2017, MSR income, net, was $2 million, and was consistent with the fourth quarter of 2016. The following table presents the components of MSR income, net, for the first quarter of 2017 and fourth quarter of 2016.

Components of MSR Income, Net
($ in millions)
	Three Months Ended
	3/31/2017	12/31/2016

Net servicing fee income	$6	$8
Change in fair value of MSRs from the receipt of expected cashflows	(2)	(4)
MSR income before effect of changes in interest rates	3	4

Net effect to valuations from changes in assumptions and interest rates
Change in fair value of MSRs from changes in MSR assumptions (1)	(1)	38
Change in fair value of associated derivatives	(1)	(40)
Total net effect of changes in assumptions and interest rates	(1)	(2)

MSR income, net	$2	$2

(1)	Primarily reflects changes in prepayment assumptions on our MSRs due to changes in benchmark interest rates.

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F I N A N C I A L I N S I G H T S

The following table presents our Investment Portfolio segment contribution for our residential loans held-for-investment, residential securities, multifamily securities, and MSR investments for the first quarter of 2017.

Segment Contribution of Investment Portfolio by Type
For the Three Months Ended March 31, 2017
($ in millions)
	Residential Loans	Residential Securities	Multifamily Securities	MSRs	Total

Total net interest income	$18	$17	$1	$—	$37

Non-interest income
MSR income, net	—	—	—	2	2
Investment fair value changes, net	(6)	4	6	—	3
Other income	—	1	—	—	1
Realized gains, net	—	6	—	—	6
Total non-interest income, net	(6)	10	6	2	12

Direct operating expenses	—	(1)	—	—	(2)
Provision for income taxes	—	(1)	—	—	(2)

Segment contribution	$12	$25	$7	$1	$46

Core Earnings adjustments (1)
Eliminate mark-to-market changes on long-term investments and associated derivatives	2	(6)	(6)	—	(10)
Income taxes associated with core earnings adjustments	—	1	—	—	1
Total core earnings adjustments	2	(5)	(6)	—	(9)

Non-GAAP core segment contribution (1)	$14	$21	$1	$1	$37

(1)
Consistent with management's definition of core earnings set forth on page 36, non-GAAP core segment contribution reflects GAAP segment contribution adjusted to reflect the portion of core earnings adjustments allocable to this segment.

Ñ
At March 31, 2017, we had $3.8 billion of investments in our Investment Portfolio segment, including $2.4 billion of residential loans held-for-investment, $1.2 billion of residential and multifamily securities, $111 million of MSR investments, and $144 million of cash and other assets.

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F I N A N C I A L I N S I G H T S

Residential Mortgage Banking
The following table presents the results of our Residential Mortgage Banking segment for the first quarter of 2017 and fourth quarter of 2016.

Segment Results - Residential Mortgage Banking
($ in millions)
	Three Months Ended
	3/31/2017	12/31/2016

Net interest income	$5	$6

Non-interest income
Mortgage banking activities, net	18	14
Total non-interest income	18	14

Direct operating expenses	(6)	(6)
Provision for income taxes	(4)	(2)

Segment contribution	$12	$12

Ñ	The contribution from this segment in the first quarter of 2017 was consistent relative to the fourth quarter of 2016, as higher mortgage banking income was offset by a higher provision for taxes.

Ñ	Loan purchase commitments (LPCs), adjusted for fallout expectations, were $1.1 billion for the first quarter of 2017, as compared with $1.0 billion for the fourth quarter of 2016.

Ñ
Gross margins for our Residential Mortgage Banking segment, which we define as net interest income plus mortgage banking activities, net, divided by LPCs, benefited from continued improvements in securitization execution relative to the fourth quarter, and remained above our long-term expectations of 75 to 100 basis points.

Ñ	Residential loan sales totaled $1.4 billion during the first quarter and included $328 million of whole loan sales to third parties and $1.0 billion of loans that were securitized.

Ñ	At March 31, 2017, we had 422 loan sellers, which included 191 jumbo sellers and 231 MPF Direct sellers from various FHLB districts.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Balance Sheet
The following table presents our consolidated balance sheets at March 31, 2017 and December 31, 2016.

Consolidated Balance Sheets (1)
($ in millions)
	3/31/2017	12/31/2016

Residential loans	$3,472	$3,888
Real estate securities	1,166	1,018
Mortgage servicing rights	111	119
Cash and cash equivalents	222	213
Total earning assets	4,971	5,238

Other assets	243	245
Total assets	$5,214	$5,483

Short-term debt
Mortgage loan warehouse debt	$241	$486
Security repurchase facilities	323	306
Other liabilities	135	148
Asset-backed securities issued, net	728	773
Long-term debt, net	2,621	2,621
Total liabilities	4,049	4,334

Stockholders’ equity	1,166	1,149

Total liabilities and equity	$5,214	$5,483

(1)
Our consolidated balance sheets include assets of consolidated variable interest entities (“VIEs”) that can only be used to settle obligations of these VIEs and liabilities of consolidated VIEs for which creditors do not have recourse to the primary beneficiary (Redwood Trust, Inc.). At March 31, 2017 and December 31, 2016, assets of consolidated VIEs totaled $751 million and $798 million, respectively, and liabilities of consolidated VIEs totaled $729 million and $774 million, respectively. See Table 8 in the Financial Tables section of the Appendix to this Redwood Review for additional detail on consolidated VIEs.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

To supplement our consolidated balance sheet, the following table presents the components of the assets and liabilities of our consolidated balance sheet at March 31, 2017, by operating segment.

Operating Segment Assets and Liabilities
March 31, 2017
($ in millions)
	Operating Segments
	Investment Portfolio	Residential Mortgage Banking	Corporate/Other	Redwood Consolidated

Residential loans	$2,350	$377	$746	$3,472
Residential securities	1,027	—	—	1,027
Multifamily securities	139	—	—	139
Mortgage servicing rights	111	—	—	111
Cash and cash equivalents	12	—	210	222
Total earning assets	3,639	377	955	4,971
Other assets	132	34	77	243
Total assets	$3,771	$410	$1,033	$5,214
Short-term debt
Mortgage loan warehouse debt	$—	$241	$—	$241
Security repurchase facilities	323	—	—	323
Other liabilities	41	17	77	135
ABS issued, net	—	—	728	728
Long-term debt, net	2,000	—	621	2,621
Total liabilities	$2,364	$258	$1,427	$4,049

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Analysis of Capital Allocation
Included in this section is a detailed analysis of the allocation of our $1.8 billion of capital, which is summarized on page 14 of this Redwood Review. Our $1.8 billion of capital includes $1.2 billion of equity capital and $0.6 billion of the total $2.6 billion of long-term debt on our consolidated balance sheet. This portion of long-term debt includes $140 million of trust-preferred securities due in 2037, as well as $288 million of convertible debt and $201 million of exchangeable debt due in 2018 and 2019, respectively. We are actively evaluating our options with respect to these upcoming maturities.
Investment Portfolio
Our investment portfolio represented $1.6 billion, or 90%, of our total capital at March 31, 2017. This portfolio provided the majority of our income during the first quarter of 2017.
Residential Loans/FHLB Stock

Ñ
At March 31, 2017, our investments in residential loans included $2.4 billion of jumbo residential loans financed with $2.0 billion of FHLB debt by our FHLB-member subsidiary. In connection with these borrowings, our FHLB-member subsidiary is required to hold $43 million of FHLB stock. At March 31, 2017, one of these loans was in delinquent status of greater than 90 days.

Ñ
At March 31, 2017, the weighted average maturity of this FHLB debt was approximately eight years and it had a weighted average cost of 0.82% per annum. This interest cost resets every 13 weeks, and we seek to fix the interest cost of this FHLB debt over its weighted average maturity by using a combination of swaps, TBAs, and other derivative instruments.

Ñ
Under a final rule published by the Federal Housing Finance Agency in January 2016, our FHLB-member subsidiary will remain an FHLB member through the five-year transition period for captive insurance companies. Our FHLB-member subsidiary's existing $2.0 billion of FHLB debt, which matures beyond this transition period, is permitted to remain outstanding until the stated maturity. As residential loans pledged as collateral for this debt pay down, we are permitted to pledge additional loans or other eligible assets to collateralize this debt; however, we do not expect to be able to increase our subsidiary's FHLB debt above the existing $2.0 billion.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Residential Securities
At March 31, 2017, we had $1.0 billion of residential securities. We categorize these securities by (i) whether they were issued through our Sequoia platform, by an Agency in a CRT, or by third parties, (ii) by portfolio vintage (the year the securities were issued), and (iii) priority of cash flow (senior, Re-REMIC, and subordinate). The following table presents the fair value of our residential real estate securities at March 31, 2017.

Residential Securities - Vintage and Category
March 31, 2017
($ in millions)
	RMBS 2.0			Legacy RMBS
	Sequoia 2012-2017	Third Party 2013-2017	Agency CRT 2013-2017	Third Party 2006-2008	Third Party <=2005	Total Securities	% of Total Securities

Senior	$29	$6	$—	$86	$56	$176	17%
Re-REMIC	—	—	—	16	57	74	7%
Subordinate
Mezzanine (1)	147	222	—	—	—	369	36%
Subordinate	117	75	198	—	18	409	40%
Subordinate	263	297	198	—	18	777	76%

Total real estate securities	$292	$303	$198	$102	$132	$1,027	100%

(1)	Mezzanine includes securities initially rated AA through BBB- and issued in 2012 or later.
At March 31, 2017, residential securities we owned consisted of fixed-rate assets (76%), adjustable-rate assets (13%), hybrid assets that reset within the next year (8%), and hybrid assets that reset between 12 and 36 months (3%).
Multifamily Securities
At March 31, 2017, we had $139 million of multifamily securities, which included $120 million of Agency multifamily securities and $19 million of CMBS securities. The majority of the securities in this portfolio have an investment grade rating and were issued between 2015 and 2017. Additionally, these investments have 7%-8% of structural credit enhancement.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

We finance our holdings of real estate securities with a combination of capital and collateralized debt in the form of repurchase (or “repo”) financing. At March 31, 2017, we had short-term debt incurred through repurchase facilities of $323 million, which was secured by $386 million of real estate securities. The remaining $660 million of residential securities and $120 million of multifamily securities were financed with capital.
The following table presents the fair value of our real estate securities that are financed with repurchase debt, at March 31, 2017.

Real Estate Securities Financed with Repurchase Debt
March 31, 2017
($ in millions, except weighted average price)
	Real Estate Securities	Repurchase Debt	Allocated Capital	Weighted Average Price (1)	Financing Haircut (2)

Residential securities
Senior	$51	$(43)	$8	$95	16%
Mezzanine	316	(265)	51	$97	16%
Total residential securities	367	(308)	59
Multifamily securities	19	(15)	4	$89	21%

Total	$386	$(323)	$63	$96	16%

(1)	GAAP fair value per $100 of principal.

(2)	Allocated capital divided by GAAP fair value.

Ñ
At March 31, 2017, the securities we financed through repurchase facilities had no material credit issues. In addition to the allocated capital listed in the table above that directly supports our repurchase facilities (i.e., “the haircut”), we continue to hold a designated amount of supplemental risk capital available for potential margin calls or future obligations relating to these facilities.

Ñ
At March 31, 2017, we had securities repurchase facilities with seven different counterparties. The weighted average cost of funds for the financing at these facilities during the first quarter of 2017 was approximately 1.99% per annum.

Ñ
At March 31, 2017, the weighted average GAAP fair value of our financed securities was 96% of their aggregate principal balance. All financed securities received external third-party market price indications as of March 31, 2017, and were, in aggregate, valued within 1% of these indications.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Ñ
Most of the $51 million of senior securities noted in the preceding table are supported by seasoned residential loans originated prior to 2008. The credit performance of these investments continues to exceed our original investment expectations.

Ñ
The $316 million of mezzanine securities financed through repurchase facilities at March 31, 2017 carry investment grade credit ratings and are supported by residential loans originated between 2012 and 2017. The loans underlying these securities have experienced minimal delinquencies to date.

Ñ	The $19 million of multifamily securities financed through repurchase facilities at March 31, 2017 carry investment grade credit ratings with 7%-8% of structural credit enhancement.

Ñ	Additional information on the residential securities we own is set forth in Tables 6 and 7 in the Financial Tables section of the Appendix to this Redwood Review.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Mortgage Servicing Rights
At March 31, 2017, we had $111 million, or 6%, of our total capital invested in MSRs. This portfolio includes conforming MSRs retained from loans sold to Fannie Mae and Freddie Mac, conforming MSRs acquired through co-issue relationships with third-party conforming loan originators, and jumbo MSRs retained from loans transferred to Sequoia securitizations we completed over the past several years. The following table provides information on our MSR portfolio at March 31, 2017.

MSR Portfolio Composition
March 31, 2017
($ in millions, except price and cost per loan to service)
	Conforming	Jumbo	Total

Principal (1)	$3,800	$5,983	$9,783
Fair value of MSRs	$44	$67	$111
Price (2)	$1.17	$1.11	$1.13
Implied multiple (3)	4.7X	4.4X	4.5X
GWAC (4)	3.87%	3.97%	3.93%

Key assumptions in determining fair value
Discount rate	10%	11%	11%
Annualized cost per loan to service	$82	$82	$82
Constant prepayment rate (CPR) of associated loans	7%	10%	9%

(1)	Represents principal balance of residential loans associated with MSRs in our portfolio.

(2)	Fair value per $100 of principal.

(3)	Price divided by annual base servicing fee of 25 basis points.

(4)	Gross weighted average coupon of associated residential loans.

Ñ
The GAAP carrying value, which is the estimated fair value of our MSRs, was equal to 1.13% of the aggregate principal balance of the associated residential loans at both March 31, 2017 and December 31, 2016.

Ñ	At March 31, 2017, the 60-day-plus delinquency rate (by current principal balance) of loans associated with our MSR investments was 0.21%.

Ñ	We earn fees from these MSRs, but outsource the actual servicing of the associated loans to third-party servicers.

Ñ	Subsequent to the end of the first quarter, we sold substantially all of our conforming MSR portfolio at pricing levels similar to where we marked these investments at March 31, 2017.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Residential Mortgage Banking
At March 31, 2017, we had $170 million, or 10%, of our total capital invested in our residential mortgage banking operations to support the purchase and sale of residential loans.
We utilize a combination of this allocated capital and our residential loan warehouse facilities to manage our $377 million inventory of residential loans held-for-sale. At March 31, 2017, we had $241 million of warehouse debt outstanding to fund residential mortgages held-for-sale. The weighted average cost of the borrowings outstanding under these facilities during the first quarter of 2017 was 2.4% per annum.
Our warehouse capacity at March 31, 2017 totaled $1.3 billion across four separate counterparties.

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R E D W O O D' S B U S I N E S S O V E R V I E W

Redwood’s Business
Redwood’s business is focused on investing in residential mortgages and other real estate-related assets and engaging in residential mortgage banking activities. We are structured as a REIT for federal tax purposes. Our REIT holds most of our mortgage-related investments, due to the tax advantages afforded to REITs. Our mortgage-banking activities are conducted through taxable REIT subsidiaries that pay corporate income taxes. We operate and report our businesses through two segments - Investment Portfolio and Residential Mortgage Banking.
Investment Portfolio: Our Investment Portfolio segment primarily consists of investments in residential jumbo loans, real estate securities, and MSRs. Our securities portfolio primarily includes investments in residential mortgage-backed securities ("RMBS") retained from our Sequoia securitizations and RMBS issued by third parties, Agency CRT securities, as well as investments in Agency multifamily securities. Our loan investments are made through a subsidiary of Redwood Trust that is a member of the Federal Home Loan Bank of Chicago ("FHLBC") that utilizes attractive long-term financing from the FHLBC to make long-term investments directly in residential mortgage loans. Our MSR investments are primarily associated with residential loans we have sold or securitized, as well as MSRs that we purchased from third parties.
This segment’s main source of revenue is net interest income from these investments. Additionally, this segment may realize gains and losses upon the sale of investments. Funding, hedging, tax, and direct operating expenses associated with these activities are also included in this segment.
Residential Mortgage Banking: Our Residential Mortgage Banking segment primarily consists of operating a mortgage loan conduit that acquires prime jumbo residential loans on a flow basis from a network of third-party originators for subsequent sale. We typically distribute the loans through either our Sequoia private-label securitization program, or to institutions that acquire pools of whole loans. We occasionally supplement our flow purchases with bulk loan acquisitions.
This segment’s main source of revenue is income from mortgage banking activities, which includes valuation increases (or gains) on the sale or securitization of loans, and from hedges used to manage risks associated with these activities. Additionally, this segment may generate interest income on loans held pending securitization or sale. Funding, tax, and direct operating expenses associated with these activities are also included in this segment.

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D I V I D E N D P O L I C Y

Dividend Policy
Summary
As a REIT, Redwood is required to distribute to shareholders at least 90% of its REIT taxable income, excluding net capital gains. REIT taxable income is defined as taxable income earned at Redwood Trust, Inc., its qualified REIT subsidiaries, and certain pass-through entities. To the extent Redwood retains REIT taxable income, it is taxed at corporate tax rates. Redwood also earns taxable income at its taxable REIT subsidiaries (TRS), which it is not required to distribute.

Dividend Policy Overview
Our Board of Directors has maintained a policy of paying regular quarterly dividends, although we have not been required to distribute dividends in recent years in order to comply with the provisions of the Internal Revenue Code applicable to REITs. In December 2016, the Board of Directors announced its intention to pay a regular dividend of $0.28 per share per quarter in 2017. In February 2017, the Board of Directors declared a regular dividend of $0.28 per share for the first quarter of 2017, which was payable on March 31, 2017 to shareholders of record on March 16, 2017.

Dividend Distribution Requirement
Our estimated REIT taxable income was $17 million, or $0.22 per share, for the first quarter of 2017 and $26 million, or $0.34 per share, for the fourth quarter of 2016. Under normal circumstances, our minimum REIT dividend requirement would be 90% of our annual REIT taxable income. However, we currently maintain a federal $59 million net operating loss carry forward (NOL) at the REIT that affords us the option of retaining REIT taxable income up to the NOL amount, tax free, rather than distributing it as dividends. Federal income tax rules require the dividends paid deduction to be applied to reduce taxable income before the applicability of NOLs is considered. It is possible that our estimated REIT taxable income will exceed our dividend distributions in 2017; therefore, we may utilize a portion of our NOL in 2017 and any unused amount would carry forward into 2018.

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D I V I D E N D P O L I C Y

Income Tax Characterization of Dividend for Shareholders
Irrespective of our minimum distribution requirement, federal income tax rules require that the actual dividends we distribute in 2017 be taxed at the shareholder level based on our full-year 2017 taxable income plus net capital gains before application of any loss carry forwards. Based on this requirement, we expect all, or nearly all, of the dividends we distribute in 2017 to be taxable as ordinary income to shareholders and a smaller portion, if any, to be a return of capital, which is generally non-taxable. None of Redwood's 2017 dividend distributions are expected to be characterized as long-term capital gains for federal income tax purposes. Factors that significantly affect the taxation of our dividends to shareholders include, but are not limited to: (i) capital gains on sales of securities and (ii) the timing of realized credit losses on legacy investments.
(i)For the three months ended March 31, 2017, we realized net capital gains of $497 thousand at the REIT level for tax purposes. Net capital gains generated by the REIT for the entire year could increase the portion of our 2017 dividends that are characterized as ordinary income to our shareholders. However, if the REIT realizes net capital losses for 2017, these losses would have no effect on the taxability of our 2017 dividends. None of our 2017 dividend distributions are expected to be characterized as long-term capital gains, based on applicable federal income tax rules.
(ii)Our estimated REIT taxable income for the three months ended March 31, 2017 included $1 million of realized credit losses on legacy investments that were taken in previous periods for GAAP reporting purposes. We anticipate an additional $22 million of tax credit losses to be realized over an estimated three to five-year period based on the securities we currently own. This is consistent with anticipated tax credit losses of $22 million at December 31, 2016 and a decrease from $23 million at December 31, 2015.

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Core Earnings
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management defines core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of our long-term investments and associated derivatives related to changes in benchmark interest rates and credit spreads and (ii) include the hypothetical income taxes associated with core earnings adjustments.
Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods, as it believes it provides useful comparative results absent the impact of certain quarterly mark-to-market changes. Specifically, the quarterly mark-to-market changes in the value of our long-term investments in loans, trading securities, and other investments, as well as the associated derivatives, resulting from changes in benchmark interest rates and credit spreads may not be reflective of the net interest income or the total return we would expect to earn from them over the longer-term.
In addition, core earnings include adjustments to show the hypothetical tax provision or benefit that would be associated with the core earnings adjustments made to net income. As a REIT, we are subject to income taxes on earnings generated at our taxable REIT subsidiaries (TRS) and generally not subject to income taxes on earnings generated at the REIT. In order to present the hypothetical income taxes associated with core earnings adjustments made to net income, estimated effective tax rates are applied to the core earnings adjustments occurring within our TRS.
We caution that core earnings and core segment contribution should not be utilized in isolation, nor should they be considered as alternatives to GAAP net income or other measurements of results of operations computed in accordance with GAAP.

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A-NOTES - A-Notes are senior interests in commercial mortgage debt which are promissory notes secured by either a deed of trust or a mortgage. A-Notes are senior to any subordinate financing and mezzanine financing. See Mezzanine Loan definitions.

ADJUSTABLE-RATE MORTGAGES (ARM) - Adjustable-rate mortgages (“ARMs”) are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of 2-10 years and then become adjustable-rate).

ADJUSTED ROE - Adjusted ROE, or Adjusted Return on Equity, is a non-GAAP financial performance metric used in determining performance-based annual bonus compensation for executives. Non-GAAP Adjusted ROE is defined as GAAP earnings divided by average equity capital adjusted to exclude average accumulated other comprehensive income, as reported under GAAP. Average accumulated other comprehensive income generally represents certain unrealized mark-to-market gains and losses.

AGENCY - Agency refers to government-sponsored enterprises (“GSEs”), including Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”), and Government National Mortgage Association (“Ginnie Mae”).

ALT-A SECURITIES and ALT-A LOANS - As categories, Alt-A securities and Alt-A loans were commonly used prior to the financial crisis (i.e., prior to 2009), but are no longer typically used to describe securities or loans issued or originated since 2009. Alt-A securities was a term used to describe residential mortgage-backed securities backed by loans that had higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition shifted over time to include loans with additional risk characteristics and in some cases investor loans. An Alt-A loan was a term used to describe a loan where the borrower’s income may not have been verified, and in some cases, may not have been disclosed on the loan application. Alt-A loans was also a term used to describe loans with expanded criteria that allowed for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise have applied prime loans.

AMORTIZED COST - Amortized cost is the initial acquisition cost of an available-for-sale (“AFS”) security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) by the amount of other-than temporary impairment taken through the income statement.

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ASSET-BACKED SECURITIES (ABS) - Asset-backed securities (“ABS”) are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

AVAILABLE CAPITAL - Available Capital represents a combination of capital available for investment and risk capital we hold for liquidity management purposes.

AVAILABLE-FOR-SALE (AFS) - An accounting method for debt and equity securities in which the securities are reported at their fair value. Positive changes in the fair value are accounted for as increases to stockholders’ equity and do not flow through the income statement. Negative changes in fair value may be recognized through the income statement or balance sheet.

BOOK VALUE (GAAP) - Book value is the value of our common equity in accordance with GAAP.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS) - A type of mortgage-backed security that is secured by one or more loans on commercial properties.

CONFORMING LOAN - A conforming loan is a mortgage loan that conforms to the underwriting standards of Fannie Mae and Freddie Mac, including the maximum loan limit, which is currently $424,100 except in defined high-cost areas of the country, where the limit is higher. Changes to this maximum loan limit are announced annually by the Federal Housing Finance Agency (“FHFA”), which is the regulator and conservator of both Fannie Mae and Freddie Mac.

CONSTANT (or CONDITIONAL) PREPAYMENT RATE (CPR) - Constant (or conditional) prepayment rate (“CPR”) is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to unscheduled principal prepayments.

CORE EARNINGS - Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. See the preceding Core Earnings Definition section for additional information on this metric.

CREDIT RISK TRANSFER (CRT) INVESTMENTS - Credit risk transfer investments generally refer to transactions in which mortgage loan credit risk is shifted from one party to another, examples of which may include structured debt issuances, credit-linked notes, insurance/reinsurance transactions, front-end or back-end lender risk-sharing transactions, and senior subordinate securities. Among the CRT investments that Redwood holds are CRT transactions it entered into with the Agencies relating to conforming loans.

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CREDIT SUPPORT - Credit support is the face amount of securities subordinate (or junior) to the applicable security that protects the security from credit losses and is generally expressed as a percentage of the securitization’s underlying pool balance.

FALLOUT - The percentage of loans that an originator plans or commits to sell to a buyer that ultimately do not close and are not delivered to the buyer.

FASB - Financial Accounting Standards Board.

FHFA - The FHFA refers to the Federal Housing Finance Authority.

FHLB and FHLBC - The FHLB refers to the Federal Home Loan Bank system. The FHLBC refers to the Federal Home Loan Bank of Chicago.

GAAP - Generally Accepted Accounting Principles in the United States.

GOVERNMENT-SPONSORED ENTERPRISE (GSE) - A government-sponsored enterprise is a financial services corporation created by the United States Congress to enhance the flow of credit to targeted sectors of the economy. Among the GSEs chartered by Congress are Fannie Mae, Freddie Mac, Ginnie Mae, and the Federal Home Loan Banks. When we refer to GSEs, we are generally referring to Fannie Mae and Freddie Mac.

INTEREST-ONLY SECURITIES (IOs) - Interest-only securities (“IOs”) are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the securities that are issued with principal balances. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a “notional” principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balance of the underlying pool of assets pays down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments increase.

JUMBO LOAN - A jumbo loan is a residential mortgage loan that generally conforms to the underwriting standards of Fannie Mae and Freddie Mac except that the dollar amount of the loan exceeds the conforming loan limit set annually by the FHFA. See Conforming Loan Definition.

LEGACY RMBS - Residential mortgage-backed securities issued prior to 2009.

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LEVERAGE RATIOS - Leverage ratios measure financial leverage and are used to assess a company’s ability to meet its financial obligations. Financial leverage ratios are often expressed as debt to equity and assets to equity. In the mortgage banking industry, financial leverage is most commonly calculated using debt to equity. At Redwood, the two financial leverage ratios used are consolidated GAAP debt to equity and recourse debt (or, debt at Redwood) to equity. The former calculation includes the consolidated ABS issued from certain Sequoia and other securitization entities (generally those issued prior to 2012) even though those obligations are not financial obligations of Redwood but are obligations of each the consolidated securitization trusts and are payable only from the cash flow from the assets owned by each of those trusts. The latter calculation of recourse debt to equity excludes debt related to consolidated securitizations and only includes debt for which Redwood has an obligation to repay. Both ratios are calculated at the bottom of Table 5: Financial Ratios and Book Value in the Appendix section.

LOAN PURCHASE COMMITMENT (LPC) - A commitment to purchase a residential mortgage loan from a mortgage loan originator at a specified price and within a specified time period. A “best efforts” loan purchase commitment becomes effective once the originator has closed the loan with the borrower. A “mandatory” loan purchase commitment becomes effective once the commitment is entered into among the buyer and the originator, regardless if the originator has closed the loan. Mortgage buyers such as Redwood often issue 30 to 60 day loan purchase commitments to loan originators so they can in turn offer a similar commitments to their borrowers. To hedge interest rate risk during the commitment period, buyers will often enter in to a forward sale commitment or hedge the risk using derivatives. (See Forward Sale Commitment definition.) A loan purchase commitment for a conforming loan qualifies as a derivative in accordance with GAAP. Beginning January 1, 2015, our loan purchase commitment for a non-conforming loan qualifies as a derivative in accordance with GAAP. Any change in the value of a loan purchase commitment is recorded as a market valuation adjustment in mortgage banking activities.

LONG-TERM DEBT - Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes convertible debt, exchangeable debt, junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future.

MARK-TO-MARKET (MTM) ACCOUNTING - Mark-to-market (“MTM”) accounting uses estimated fair values of assets, liabilities, and hedges. Many assets on our consolidated balance sheet are carried at their fair value rather than amortized cost. Taxable income is generally not affected by market valuation adjustments.

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MARKET VALUATION ADJUSTMENTS (MVAs) - Market valuation adjustments (“MVAs”) are changes in fair values for certain assets and liabilities that are reported through our GAAP income statement. They include all changes in fair values for assets and liabilities accounted for at fair value, such as trading securities and derivatives. They also include the credit portion of other-than-temporary impairments on securities available-for-sale, as well as impairments of loans held-for-sale and REO properties.

MEZZANINE LOAN - A mezzanine loan is a loan secured by the membership interests, partnership interests, and/or stock in a single purpose entity formed to own a commercial property, for example. If the mezzanine borrower fails to make its payments or otherwise defaults under the mezzanine loan documents, the mezzanine lender may pursue its remedies, including taking control of the single purpose entity that owns the property.

MEZZANINE SECURITIES - Mezzanine securities are a type of subordinate security and refer to the securities in a residential mortgage-backed securitization that are rated AA, A, and BBB. They rank junior to the AAA securities, and senior to the securities rated below BBB which typically include BB and B rated securities, and any non-rated securities.

MORTGAGE SERVICING RIGHT (MSR) - A mortgage servicing right (“MSR”) gives the holder the contractual right to service a mortgage loan. MSRs typically include the right to collect monthly mortgage principal and interest payments, as well as related tax and insurance payments, from borrowers, disburse funds to the mortgage debt holders and remit related insurance and tax payments, collect late payments, and process modifications and foreclosures. MSRs are created when mortgage loans are sold in a transaction in which the seller retains the right to service the loans. The holder of an MSR receives a monthly servicing fee (which generally ranges from 0.25% to 0.375% per annum of the outstanding principal balance of the related mortgage loan), which is deducted from the borrower’s monthly interest payments. For accounting purposes, MSRs are capitalized at the net present value of the servicing fee less the servicing cost. When Redwood holds an MSR relating to a residential mortgage loan, it retains a sub-servicer to carry out actual servicing functions, as Redwood does not directly service residential mortgage loans.

MPF DIRECT - MPF Direct is a mortgage loan product offered by the Federal Home Loan Bank of Chicago under the Mortgage Partnership Finance ("MPF") program. Members of the FHLB system that are eligible to participate in the MPF Direct product ("MPF Direct sellers") sell high-balance loans to the Federal Home Loan Bank of Chicago which in turn sells the loans to Redwood, which we also refer to as our MPF Direct channel.

MSR CO-ISSUE - In an MSR co-issue transaction, a third-party originator sells a pool of residential mortgage loans directly to one of the Agencies and, at the same time, sells the MSRs associated with these loans to an Agency-approved counterparty, such as Redwood.

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MULTIFAMILY SECURITIES - A type of mortgage-backed security that is secured by one or more loans on multifamily properties. Our Investment Portfolio includes securities primarily issued through Freddie Mac’s conventional multifamily securitization platform.

NON-PRIME SECURITIES - Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

NON-RECOURSE DEBT - Debt that is secured by collateral, but for which the borrower is not personally liable. If the borrower defaults, the lender may seize the collateral, but cannot seek repayment from the borrower for any unpaid principal or interest, even if the value of the collateral does not cover the unpaid amount due following default.

PRIME RESIDENTIAL REAL ESTATE LOANS - Prime loans are residential loans with higher quality credit characteristics, such as borrowers with relatively higher FICO credit scores, relatively lower loan-to-value ratios, relatively lower debt-to-income ratios, and/or relatively greater levels of other assets.

PRIME SECURITIES - Prime securities are residential mortgage-backed securities backed by prime loans. Prime securities are typically backed by loans that have relatively higher weighted average FICO scores, relatively lower weighted average LTVs, and relatively limited concentrations of investor properties.

PRINCIPAL-ONLY SECURITIES (POs) - Principal-only securities (“POs”) are specialized securities created by securitization entities where the holder is only entitled to receive regular cash flows that are derived from incoming principal repayments on an underlying mortgage loan pool. This security is created by splitting a mortgage-backed security into its interest and principal payments. The principal payments create a stream of cash flows which are sold at a discount to investors. These investors will receive the principal portions of the monthly mortgage payments from the underlying pool of loans. The yield on a PO strip depends on the prepayment speed of the underlying loan. The faster the principal is repaid, the higher the yield an investor will receive.

PROFITABILITY RATIOS - Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Since we consolidate the assets and liabilities of certain securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations and results. We provide various profitability ratios in Table 5 in the Financial Tables in this Review.

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REAL ESTATE INVESTMENT TRUST (REIT) - A real estate investment trust (“REIT”) is an entity that makes a tax election to be taxed as a REIT, invests in real estate and real estate-related assets, and meets other REIT qualifications, including the distribution as dividends of at least 90% of its REIT taxable income, excluding net capital gains. A REIT’s profits are not taxed at the corporate level to the extent that these profits are distributed as dividends to stockholders, providing an operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT’s taxable profits means it can be harder for a REIT to grow using only internally-generated funds (as opposed to raising new capital).

REAL ESTATE OWNED (REO) - Real estate owned (“REO”) refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

REDWOOD CHOICE and REDWOOD SELECT - Redwood Choice is an expanded credit loan acquisition program launched in April 2016. The Choice program is a prime program that is fully documented, but with credit parameters outside Redwood's traditional jumbo loan purchase guidelines. Redwood's traditional prime jumbo loan acquisition program is now referred to as Redwood Select. The Choice program includes fixed-rate and hybrid QM and non-QM loans and expands the low end of the FICO range to 661 from 700, while increasing the high end of eligible loan-to-value ratios from 85% to 90%. Additionally, Redwood can acquire interest-only, non-QM loans under the Choice program and non-QM loans with debt-to-income ratios up to 49.9% under each of the Select and Choice programs.

REIT SUBSIDIARY - A REIT subsidiary is a subsidiary of a REIT that is taxed as a REIT, also referred to as a qualified REIT subsidiary.

REIT TAXABLE INCOME - REIT taxable income is a non-GAAP measure calculated for tax purposes at Redwood and includes only its qualified REIT subsidiaries (i.e., excluding its taxable subsidiaries, with certain adjustments). REIT taxable income is an important measure as it is the basis of our dividend distribution requirements. We must annually distribute at least 90% of REIT taxable income, excluding net capital gains, as dividends to shareholders. As a REIT, we are not subject to corporate income taxes on the REIT taxable income we distribute. We pay corporate income tax on the REIT taxable income we retain, if any (and we are permitted to retain up to 10% of total REIT taxable income, plus net capital gains).

REMIC - A real estate mortgage investment conduit (“REMIC”) is a special purpose vehicle used to pool real estate mortgages and issue mortgage-backed securities. REMICs are typically exempt from tax at the entity level. REMICs may invest only in qualified mortgages and permitted investments, including single family or multifamily mortgages, commercial mortgages, second mortgages, mortgage participations, and Agency pass-through securities.

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RE-REMIC SECURITY - A Re-REMIC is a re-securitization of asset-backed securities. The cash flows from and any credit losses absorbed by the underlying assets can be redirected to the resulting Re-REMIC securities in a variety of ways.

RESECURITIZATION - A resecuritization is a securitization of two or more mortgage-backed securities into a new mortgage-backed security.

RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS) - A type of mortgage-backed security that is backed by a pool of mortgages on residential properties.

RETURN ON EQUITY (ROE) - ROE is a measure of the amount of profit we generate over a given period per dollar of equity capital; ROE equals GAAP income divided by average GAAP equity.

RMBS 2.0 - Residential mortgage-backed securities issued after 2008.

SENIOR SECURITIES - Generally, senior securities have the least credit risk in a securitization transaction because they are the last securities to absorb credit losses and have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid). To further reduce credit risk, most if not all, principal collected from the underlying asset pool is used to pay down the senior securities until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. At issuance, senior securities are generally triple A-rated.

SEQUOIA - Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors. Sequoia entities are independent securitization entities that acquire residential mortgage loans and create and issue asset-backed securities (“ABS”) backed by these loans. These ABS are also referred to as RMBS. Most of the loans that Sequoia entities acquire are prime-quality loans. Most of the senior ABS created by Sequoia are sold to third-party investors. Redwood usually acquires most of the subordinated ABS and may also acquire the IOs.

SHORT-TERM DEBT - Short-term debt is a debt obligation of Redwood payable within a year. We may obtain this form of debt from a variety of Wall Street firms, banks, and other institutions. We may issue this or other forms of short term debt in the future, use it to finance the accumulation of assets prior to sale or securitization, or to finance investments in loans and securities.

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SUBORDINATE SECURITIES (JUNIOR SECURITIES or NON-SENIOR SECURITIES) - Subordinate securities absorb the initial credit losses from a securitization, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated double-A or below.

TAXABLE INCOME - Taxable income is a non-GAAP measure calculated for tax purposes for Redwood and all its subsidiaries. As taxable income calculations differ significantly from GAAP income calculations, a reconciliation is provided in Table 4 in the Financial Tables in this Review.

TAXABLE SUBSIDIARY - A taxable subsidiary is a subsidiary of a REIT that is not taxed as a REIT and thus pays taxes on its income. A taxable subsidiary is not limited to investing in real estate and real estate-related assets and it can choose to retain all of its after-tax profits.

TO BE ANNOUNCED (TBA) - A term used to describe a forward Agency mortgage-backed securities trade. Pass-through securities issued by Freddie Mac, Fannie Mae and Ginnie Mae trade in the TBA market. The term TBA is derived from the fact that the actual mortgage-backed security that will be delivered to fulfill a TBA trade is not designated at the time the trade is made. The securities are “to be announced” 48 hours prior to the established trade settlement date.

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Table 1: GAAP Earnings (in thousands, except per share data)

	2017 Q1	2016 Q4	2016 Q3	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1	Twelve Months 2016	Twelve Months 2015
Interest income	$49,367	$50,612	$54,781	$60,307	$54,071	$60,074	$54,191	$53,857	$53,713	$219,771	$221,835
Discount amortization on securities, net	5,261	5,722	6,125	6,339	8,068	8,573	9,115	9,324	9,838	26,254	36,850
Discount (premium) amortization on loans, net	—	—	—	141	189	182	178	192	195	330	747
Total interest income	54,628	56,334	60,906	66,787	62,328	68,829	63,484	63,373	63,746	246,355	259,432
Interest expense on short-term debt	(4,453)	(4,848)	(5,405)	(5,337)	(6,697)	(9,194)	(7,627)	(6,527)	(7,224)	(22,287)	(30,572)
Interest expense on ABS issued from consolidated trusts	(3,530)	(3,278)	(3,193)	(3,982)	(4,282)	(4,432)	(5,190)	(5,645)	(6,202)	(14,735)	(21,469)
Interest expense on long-term debt	(13,048)	(12,411)	(12,999)	(13,125)	(12,971)	(11,413)	(11,058)	(10,836)	(10,535)	(51,506)	(43,842)
Total interest expense	(21,031)	(20,537)	(21,597)	(22,444)	(23,950)	(25,039)	(23,875)	(23,008)	(23,961)	(88,528)	(95,883)
Net interest income	33,597	35,797	39,309	44,343	38,378	43,790	39,609	40,365	39,785	157,827	163,549
(Provision for) reversal of provision for loan losses – Commercial	—	—	859	6,532	(289)	240	60	261	(206)	7,102	355
Net interest income after provision	33,597	35,797	40,168	50,875	38,089	44,030	39,669	40,626	39,579	164,929	163,904
Non-interest income
Mortgage banking activities, net
Residential mortgage banking	17,604	13,979	9,766	7,728	9,280	885	331	4,833	2,219	40,753	8,268
Commercial mortgage banking	—	—	—	—	(2,062)	(620)	1,002	2,614	(292)	(2,062)	2,704
Mortgage servicing rights income (loss), net
MSR net servicing fee income	5,527	7,629	8,726	8,870	9,646	9,392	8,715	7,292	8,486	34,871	33,885
MSR fair value changes	(3,065)	34,180	1,380	(27,240)	(44,422)	7,676	(28,717)	15,352	(19,410)	(36,102)	(25,099)
MSR derivatives fair value changes (1)	(749)	(40,290)	(6,336)	21,153	41,057	(14,445)	23,551	(21,814)	—	15,584	(12,708)
Investment fair value changes, net	1,551	(9,888)	11,918	(11,066)	(19,538)	(4,251)	(14,169)	(1,788)	(1,149)	(28,574)	(21,357)
Realized gains, net	5,703	1,972	6,615	9,884	9,538	20,199	5,548	6,316	4,306	28,009	36,369
Other income	1,184	2,181	1,643	1,559	955	757	327	1,299	809	6,338	3,192
Total non-interest income (loss), net	27,755	9,763	33,712	10,888	4,454	19,593	(3,412)	14,104	(5,031)	58,817	25,254
Fixed compensation expense	(6,002)	(5,310)	(5,253)	(5,875)	(7,894)	(8,009)	(8,642)	(9,286)	(9,156)	(24,332)	(35,093)
Variable compensation expense	(3,933)	(4,757)	(5,802)	(4,262)	(1,760)	(1,470)	(3,567)	(3,578)	(3,991)	(16,581)	(12,606)
Equity compensation expense	(2,176)	(1,976)	(2,031)	(2,754)	(2,332)	(2,809)	(2,835)	(3,539)	(2,738)	(9,093)	(11,921)
Restructuring charges	—	144	(4)	118	(10,659)	—	—	—	—	(10,401)	—
Other operating expense	(6,115)	(5,925)	(7,265)	(7,382)	(7,807)	(10,350)	(9,453)	(8,815)	(9,178)	(28,379)	(37,796)
Total operating expenses	(18,226)	(17,824)	(20,355)	(20,155)	(30,452)	(22,638)	(24,497)	(25,218)	(25,063)	(88,786)	(97,416)
(Provision for) benefit from income taxes	(6,157)	(2,381)	(972)	(327)	(28)	74	7,404	(2,448)	5,316	(3,708)	10,346
Net income	$36,969	$25,355	$52,553	$41,281	$12,063	$41,059	$19,164	$27,064	$14,801	$131,252	$102,088
Diluted average shares (2)	97,946	85,838	97,832	97,762	77,138	103,377	85,075	94,950	85,622	97,909	84,518
Diluted earnings per common share	$0.43	$0.31	$0.58	$0.48	$0.15	$0.46	$0.22	$0.31	$0.16	$1.54	$1.18

(1)
During the second quarter of 2015, we began to specifically identify derivatives associated with our MSRs and include market valuation adjustments associated with these derivatives in MSR income (loss), net. Prior to the second quarter of 2015, valuation adjustments of MSR hedges were presented in Investment fair value changes, net.

(2)
Diluted average shares includes shares from the assumed conversion of our convertible and/or exchangeable debt in certain periods, in accordance with GAAP diluted EPS provisions. See Table 2 that follows for details of this calculation for the current year and our respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for prior years.

THE REDWOOD REVIEW I 1ST QUARTER 2017	Table 1: GAAP Earnings 47

Table 2: GAAP and Non-GAAP Core Diluted Earnings (1) per Common Share (in thousands, except per share data)

	2017 Q1	2016 Q4
GAAP Diluted Earnings per Common Share:
Net income attributable to Redwood	$36,969	$25,355
Less: Dividends and undistributed earnings allocated to participating securities	(1,005)	(769)
Add back: Interest expense on convertible notes for the period, net of tax (2)	5,870	2,130
Net income allocated to common shareholders	$41,834	$26,716

Basic weighted average common share outstanding	76,738	76,509
Net effect of dilutive equity awards	111	58
Net effect of assumed convertible notes conversion to common shares (2)	21,097	9,271
Diluted weighted average common shares outstanding	97,946	85,838

GAAP Diluted Earnings per Common Share	$0.43	$0.31

Non-GAAP Core Diluted Earnings per Common Share:
Non-GAAP core earnings	$29,785	$26,926
Less: Dividends and undistributed earnings allocated to participating securities	(863)	(871)
Add back: Interest expense on convertible notes for the period, net of tax (2)	5,870	5,986
Non-GAAP core earnings allocated to common shareholders	$34,792	$32,041

Basic weighted average common share outstanding	76,738	76,509
Net effect of dilutive equity awards	111	58
Net effect of assumed convertible notes conversion to common shares (2)	21,097	21,097
Diluted weighted average common shares outstanding	97,946	97,664

Non-GAAP Core Diluted Earnings per Common Share	$0.36	$0.33

(1)
A reconciliation of GAAP net income to non-GAAP core earnings is included in the GAAP Net Income and Reconciliation to Non-GAAP Core Earnings section that starts on page 11 and a definition of core earnings is included in the Core Earnings Definition section of the Appendix.

(2)
Certain convertible notes were determined to be dilutive in the periods presented and were included in the calculations of diluted EPS under the "if-converted" method. Under this method, the periodic interest expense (net of applicable taxes) for dilutive notes is added back to the numerator and the number of shares that the notes are entitled to (if converted, regardless of whether they are in or out of the money) are included in the denominator.

THE REDWOOD REVIEW I 1ST QUARTER 2017	Table 2: GAAP and Core Earnings per Diluted Common Share 48

Table 3: Segment Results ($ in thousands)

	Three Months Ended March 31, 2017				Three Months Ended December 31, 2016
	Investment Portfolio	Residential Mortgage Banking	Corporate/ Other	Total	Investment Portfolio	Residential Mortgage Banking	Corporate/ Other	Total
Interest income	$42,250	$7,474	$4,904	$54,628	$42,215	$9,051	$5,068	$56,334
Interest expense	(5,264)	(2,924)	(12,843)	(21,031)	(4,318)	(3,472)	(12,747)	(20,537)
Net interest income (expense)	36,986	4,550	(7,939)	33,597	37,897	5,579	(7,679)	35,797
Non-interest income
Mortgage banking activities, net	—	17,604	—	17,604	—	13,979	—	13,979
MSR income, net	1,713	—	—	1,713	1,519	—	—	1,519
Investment fair value changes, net	3,359	—	(1,808)	1,551	(7,862)	—	(2,026)	(9,888)
Other income	1,184	—	—	1,184	2,181	—	—	2,181
Realized gains, net	5,703	—	—	5,703	1,972	—	—	1,972
Total non-interest income (loss)	11,959	17,604	(1,808)	27,755	(2,190)	13,979	(2,026)	9,763

Operating expenses	(1,593)	(5,881)	(10,752)	(18,226)	(2,732)	(6,077)	(9,015)	(17,824)
Provision for income taxes	(1,737)	(4,420)	—	(6,157)	(761)	(1,620)	—	(2,381)
Segment contribution	$45,615	$11,853	$(20,499)		$32,214	$11,861	$(18,720)
Net income				$36,969				$25,355

Segment assets and liabilities	March 31, 2017				December 31, 2016
Residential loans	$2,350,013	$376,607	$745,621	$3,472,241	$2,261,016	$835,399	$791,636	$3,888,051
Real estate securities	1,165,940	—	—	1,165,940	1,018,439	—	—	1,018,439
Mortgage servicing rights	111,013	—	—	111,013	118,526	—	—	118,526
Cash and cash equivalents	11,994	—	209,787	221,781	72,202	—	140,642	212,844
Other assets	132,410	33,622	77,284	243,316	145,352	30,957	69,308	245,617
Total assets	$3,771,370	$410,229	$1,032,692	$5,214,291	$3,615,535	$866,356	$1,001,586	$5,483,477

Short-term debt
Mortgage loan warehouse debt	$—	$240,961	$—	$240,961	$—	$485,544	$—	$485,544
Security repurchase facilities	322,812	—	—	322,812	305,995	—	—	305,995
Other liabilities	40,987	16,570	77,305	134,862	43,169	21,389	83,807	148,365
ABS issued, net	—	—	728,391	728,391	—	—	773,462	773,462
Long-term debt, net	1,999,999	—	621,495	2,621,494	1,999,999	—	620,684	2,620,683
Total liabilities	$2,363,798	$257,531	$1,427,191	$4,048,520	$2,349,163	$506,933	$1,477,953	$4,334,049

THE REDWOOD REVIEW I 1ST QUARTER 2017	Table 3: Segment Results 49

Table 4: Taxable and GAAP Income (1) Differences and Dividends ($ in thousands, except for per share data)

	Estimated Three Months 2017 (2)			Estimated Twelve Months 2016 (2)			Actual Twelve Months 2015 (2)
	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences
Taxable and GAAP Income Differences
Interest income	$50,001	$54,628	$(4,627)	$232,997	$246,355	$(13,358)	$227,133	$259,432	$(32,299)
Interest expense	(17,654)	(21,031)	3,377	(76,396)	(88,528)	12,132	(79,830)	(95,883)	16,053
Net interest income	32,347	33,597	(1,250)	156,601	157,827	(1,226)	147,303	163,549	(16,246)
Reversal of provision (provision for) loan losses	—	0	0	—	7,102	(7,102)	—	355	(355)
Realized credit losses	(996)	—	(996)	(7,989)	—	(7,989)	(8,645)	—	(8,645)
Mortgage banking activities, net	9,871	17,604	(7,733)	26,459	38,691	(12,232)	(24,637)	10,972	(35,609)
MSR income (loss), net	1,225	1,713	(488)	86,638	14,353	72,285	33,669	(3,922)	37,591
Investment fair value changes, net	(3,697)	1,551	(5,248)	(10,410)	(28,574)	18,164	(2,827)	(21,357)	18,530
Operating expenses	(17,414)	(18,226)	812	(88,838)	(88,786)	(52)	(103,236)	(97,416)	(5,820)
Other income (expense), net	597	1,184	(587)	2,760	6,338	(3,578)	2,174	3,192	(1,018)
Realized gains, net	—	5,703	(5,703)	284	28,009	(27,725)	—	36,369	(36,369)
(Provision for) benefit from income taxes	(39)	(6,157)	6,118	(155)	(3,708)	3,553	(150)	10,346	(10,496)
Income	$21,894	$36,969	$(15,075)	$165,350	$131,252	$34,098	$43,651	$102,088	$(58,437)

REIT taxable income	$16,679			$97,278			$85,685
Taxable income (loss) at taxable subsidiaries	5,215			68,072			(42,034)
Taxable income	$21,894			$165,350			$43,651

Shares used for taxable EPS calculation	77,039			76,835			78,163
REIT taxable income per share (3)	$0.22			$1.27			$1.05
Taxable income (loss) per share at taxable subsidiaries	$0.07			$0.88			$(0.50)
Taxable income per share (3)	$0.29			$2.15			$0.55

Dividends
Dividends declared	$21,569			$86,240			$92,493
Dividends per share (4)	$0.28			$1.12			$1.12

(1)
Taxable income for 2016 and 2017 are estimates until we file our tax returns for these years. To the extent we expect to pay tax at the corporate level (generally as a result of activity at our taxable REIT subsidiaries), we are required to record a tax provision for GAAP reporting purposes. Any tax provision (or benefit) is not intended to reflect the actual amount we expect to pay (or receive as an income tax refund) as it is expected to be utilized in future periods, as GAAP income is earned at our TRS. It is our intention to retain any excess inclusion income generated in 2017 at our TRS and not pass it through to our shareholders.

(2)	Reconciliation of GAAP income to taxable income (loss) for prior quarters is provided in the respective Redwood Reviews for those quarters.

(3)
REIT taxable income per share and taxable income (loss) per share are based on the number of shares outstanding at the end of each quarter. The annual REIT taxable income per share and taxable income (loss) per share are the sum of the four quarterly per share estimates.

(4)	Dividends in 2016 are expected to be characterized as 100% ordinary income (or $86 million). Dividends in 2015 were characterized as 100% ordinary income (or $92 million).

THE REDWOOD REVIEW I 1ST QUARTER 2017	Table 4: Taxable and GAAP Income Differences and Dividends 50

Table 5: Financial Ratios and Book Value ($ in thousands, except per share data)

	2017 Q1	2016 Q4	2016 Q3	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1	Twelve Months 2016	Twelve Months 2015
Financial performance ratios
Net interest income	$33,597	$35,797	$39,309	$44,343	$38,378	$43,790	$39,609	$40,365	$39,785	$157,827	$163,549
Operating expenses	$(18,226)	$(17,824)	$(20,355)	$(20,155)	$(30,452)	$(22,638)	$(24,497)	$(25,218)	$(25,063)	$(88,786)	$(97,416)
GAAP net income	$36,969	$25,355	$52,553	$41,281	$12,063	$41,059	$19,164	$27,064	$14,801	$131,252	$102,088

Average total assets	$5,471,154	$5,613,048	$5,880,281	$5,954,162	$6,131,715	$6,480,586	$5,977,645	$5,730,268	$5,866,851	$5,893,998	$6,015,420
Average total equity	$1,158,732	$1,137,948	$1,111,507	$1,089,289	$1,110,187	$1,189,289	$1,244,327	$1,265,647	$1,262,883	$1,112,313	$1,240,345

Operating expenses / average total assets	1.33%	1.27%	1.38%	1.35%	1.99%	1.40%	1.64%	1.76%	1.71%	1.51%	1.62%
Operating expenses / average total equity	6.29%	6.27%	7.33%	7.40%	10.97%	7.61%	7.87%	7.97%	7.94%	7.98%	7.85%

GAAP net income / average total assets	2.70%	1.81%	3.57%	2.77%	0.79%	2.53%	1.28%	1.89%	1.01%	2.23%	1.70%
GAAP net income / average equity (GAAP ROE)	12.76%	8.91%	18.91%	15.16%	4.35%	13.81%	6.16%	8.55%	4.69%	11.80%	8.23%

Leverage ratios and book value per share
Short-term debt	$563,773	$791,539	$1,117,405	$1,059,045	$804,175	$1,855,003	$1,872,793	$1,367,062	$1,502,164
Long-term debt – Commercial secured borrowing	—	—	—	65,240	65,181	63,152	65,578	65,232	68,077
Long-term debt – Other (1)	2,627,764	2,627,764	2,627,764	2,627,764	2,627,764	1,975,023	1,756,299	1,514,122	1,482,792
Total debt at Redwood	$3,191,537	$3,419,303	$3,745,169	$3,752,049	$3,497,120	$3,893,178	$3,694,670	$2,946,416	$3,053,033

ABS issued at consolidated entities
Residential Resecuritization ABS issued	$—	$—	$—	$—	$—	$—	$5,261	$18,872	$34,280
Commercial Securitization ABS issued	—	—	—	—	51,680	53,137	67,946	69,914	79,676
Legacy Sequoia entities ABS issued	728,391	773,462	819,868	859,628	907,023	996,820	1,105,588	1,173,336	1,239,065
Total ABS issued (1)	$728,391	$773,462	$819,868	$859,628	$958,703	$1,049,957	$1,178,795	$1,262,122	$1,353,021
Consolidated Debt	$3,919,928	$4,192,765	$4,565,037	$4,611,677	$4,455,823	$4,943,135	$4,873,465	$4,208,538	$4,406,054
Stockholders' equity	$1,165,771	$1,149,428	$1,130,130	$1,092,603	$1,085,750	$1,146,265	$1,206,575	$1,264,785	$1,257,210
Debt at Redwood to stockholders' equity (2)	2.7x	3.0x	3.3x	3.4x	3.2x	3.4x	3.1x	2.3x	2.4x
Consolidated debt to stockholders' equity	3.4x	3.6x	4.0x	4.2x	4.1x	4.3x	4.0x	3.3x	3.5x
Shares outstanding at period end (in thousands)	77,039	76,835	76,682	76,935	76,627	78,163	82,125	84,552	83,749
Book value per share	$15.13	$14.96	$14.74	$14.20	$14.17	$14.67	$14.69	$14.96	$15.01

(1)	Long-term debt - other and ABS issued presented above do not include deferred securities issuance costs.

(2)
Excludes ABS obligations of consolidated securitization entities, including legacy Sequoia securitizations completed prior to 2012, the residential resecuritization completed in 2011, and the commercial securitization completed in 2012. Also excludes commercial secured borrowings associated with commercial A-notes that were sold, but treated as secured borrowings under GAAP.

THE REDWOOD REVIEW I 1ST QUARTER 2017	Table 5: Financial Ratios and Book Value 51

Table 6: Balance & Yields by Portfolio (1) ($ in thousands)

	2017 Q1	2016 Q4	2016 Q3	2016 Q2	2016 Q1	2015 Q4		2017 Q1	2016 Q4	2016 Q3	2016 Q2	2016 Q1	2015 Q4
Securities – Prime Senior							Securities – Subordinate
Principal balance	$138,574	$139,736	$68,288	$70,717	$120,577	$434,768	Principal balance	$1,053,558	$889,944	$792,571	$747,408	$716,426	$658,403
Unamortized discount	(37,368)	(40,379)	(6,116)	(6,614)	(13,491)	(21,295)	Unamortized discount	(166,065)	(161,821)	(150,915)	(157,445)	(154,759)	(153,697)
Credit reserve	(4,338)	(4,174)	(1,483)	(987)	(1,108)	(1,305)	Credit reserve	(39,096)	(35,802)	(35,037)	(33,982)	(35,494)	(32,131)
Unrealized gains, net	34,712	33,660	2,780	2,080	5,545	16,772	Unrealized gains, net	67,507	66,792	73,002	65,397	62,327	61,775
IO securities	34,594	32,230	19,098	17,709	22,177	30,623	IO securities	207	234	273	260	250	240
Fair value	$166,174	$161,073	$82,567	$82,905	$133,700	$459,563	Fair value	$916,111	$759,347	$679,894	$621,638	$588,750	$534,590

Average amortized cost	$125,432	$112,814	$79,905	$97,262	$266,151	$370,769	Mezzanine (3)
Interest income	$4,967	$4,644	$2,543	$3,009	$5,660	$7,066	Average amortized cost	$448,442	$361,750	$361,729	$329,308	$354,239	$267,974
Annualized yield (2)	15.84%	16.47%	12.73%	12.37%	8.51%	7.62%	Interest income	$5,208	$4,608	$4,392	$4,077	$4,231	$3,533
							Annualized yield	4.65%	5.10%	4.86%	4.95%	4.78%	5.27%
Securities – Non-Prime Senior
Principal balance	$6,102	$9,126	$9,372	$10,137	$31,781	$75,591	Subordinate (3)
Unamortized discount	(788)	(1,498)	(1,635)	(1,813)	(3,262)	(8,395)	Average amortized cost	$334,041	$279,888	$222,036	$204,334	$134,461	$141,044
Credit reserve	(183)	(640)	(641)	(622)	(687)	(5,101)	Interest income	$7,115	$6,336	$5,565	$5,320	$3,896	$3,930
Unrealized gains, net	498	715	725	426	1,261	6,162	Annualized yield	8.52%	9.06%	10.03%	10.41%	11.59%	11.15%
IO securities	4,296	4,837	5,394	5,423	5,414	5,782
Fair value	$9,925	$12,540	$13,215	$13,551	$34,507	$74,039	Residential Loans, held-for-investment (excludes legacy Sequoia)

Average amortized cost	$10,809	$12,259	$12,643	$17,643	$59,715	$120,429	Principal balance	$2,322,896	$2,233,796	$2,211,759	$2,208,823	$2,275,298	$1,758,990
Interest income	$587	$671	$705	$890	$1,940	$3,215	Unrealized gains, net	27,117	27,220	70,915	68,738	68,655	32,205
Annualized yield (2)	21.72%	21.90%	22.30%	20.18%	13.00%	10.68%	Fair value	$2,350,013	$2,261,016	$2,282,674	$2,277,561	$2,343,953	$1,791,195

Securities – Re-REMIC							Average amortized cost	$2,250,377	$2,237,167	$2,260,895	$2,288,560	$1,986,635	$1,566,959
Principal balance	$81,935	$95,608	$180,754	$188,404	$189,146	$189,782	Interest income	$22,038	$21,585	$21,923	$22,333	$19,306	$15,526
Unamortized discount	(16,507)	(19,613)	(59,146)	(64,484)	(66,586)	(71,670)	Annualized yield	3.92%	3.86%	3.88%	3.90%	3.89%	3.96%
Credit reserve	(5,609)	(6,857)	(10,452)	(9,352)	(11,258)	(10,332)
Unrealized gains, net	13,911	16,341	50,078	51,139	51,668	57,284	Commercial Mezzanine Loans
Fair value	$73,730	$85,479	$161,234	$165,707	$162,970	$165,064	Principal balance	$3,000	$3,000	$30,742	$264,448	$310,010	$311,553
							Discount/Valuation Adj.	(300)	(300)	(342)	(3,766)	(3,908)	(4,096)
Average amortized cost	$65,415	$79,142	$113,638	$112,930	$109,501	$107,384	Credit reserve	—	—	—	(859)	(7,390)	(7,102)
Interest income	$1,939	$2,500	$5,395	$5,121	$5,367	$4,341	Carrying value	$2,700	$2,700	$30,400	$259,823	$298,712	$300,355
Annualized yield	11.86%	12.64%	18.99%	18.14%	19.61%	16.17%
							Average amortized cost	$2,700	$18,738	$261,194	$263,547	$295,531	$309,577
							Interest income	$82	$1,662	$6,453	$12,049	$7,833	$10,508
							Annualized yield	12.15%	35.48%	9.88%	18.29%	10.60%	13.58%

(1)	Annualized yields for securities are calculated using average amortized cost for AFS securities and average fair value for trading securities.

(2)	Yields for prime and non-prime senior securities include investments in Sequoia IO securities, for which yields are calculated using fair value, as these are trading securities.

(3)
Mezzanine and subordinate together comprise our subordinate portfolio of securities. We show them separately to present their different yield profiles. A significant portion of our subordinate securities are designated as trading securities and carried at fair value. See our respective Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for further information.

THE REDWOOD REVIEW I 1ST QUARTER 2017	Table 6: Balances & Yields by Portfolio 52

Table 7: Securities and Loan Portfolio Activity ($ in thousands)

	2017 Q1	2016 Q4	2016 Q3	2016 Q2	2016 Q1	2015 Q4		2017 Q1	2016 Q4	2016 Q3	2016 Q2	2016 Q1	2015 Q4
Securities – Prime Senior							Residential Loans, held-for-sale
Beginning fair value	$161,073	$82,567	$82,905	$133,700	$459,563	$302,581	Beginning carrying value	$835,399	$1,188,514	$882,380	$441,076	$1,115,738	$1,506,151
Acquisitions	3,231	4,943	—	—	—	203,406	Acquisitions	1,108,304	1,132,561	1,252,135	1,342,079	1,218,649	2,163,783
Sales	(3,319)	(1,463)	—	(38,913)	(295,988)	(21,547)	Sales	(1,377,637)	(1,268,943)	(774,106)	(830,974)	(1,269,135)	(2,101,933)
Effect of principal payments	(5,943)	(5,175)	(3,937)	(3,918)	(13,528)	(20,508)	Principal repayments	(12,995)	(24,427)	(20,574)	(12,332)	(23,589)	(33,259)
Transfers between portfolios (1)	12,229	75,058	1,889	—	—	—	Transfers between portfolios	(184,996)	(186,116)	(151,919)	(63,328)	(606,026)	(412,824)
Change in fair value, net	(1,097)	5,143	1,710	(7,964)	(16,347)	(4,369)	Changes in fair value, net	8,532	(6,190)	598	5,859	5,439	(6,180)
Ending fair value	$166,174	$161,073	$82,567	$82,905	$133,700	$459,563	Ending fair value	$376,607	$835,399	$1,188,514	$882,380	$441,076	$1,115,738

Securities – Non-Prime Senior							Residential Loans, held-for-investment (excluding consolidated Sequoia Entities)
Beginning fair value	$12,540	$13,215	$13,551	$34,507	$74,039	$164,554	Beginning carrying value	$2,261,016	$2,282,674	$2,277,561	$2,343,953	$1,791,195	$1,360,277
Acquisitions	—	—	—	—	—	700	Principal repayments	(93,666)	(162,512)	(146,151)	(129,073)	(76,731)	(62,020)
Sales	(1,625)	—	—	(18,396)	(32,315)	(71,870)	Transfers between portfolios	184,996	186,116	151,919	63,328	606,026	504,445
Effect of principal payments	(304)	(189)	(615)	(1,758)	(2,483)	(7,579)	Changes in fair value, net	(2,333)	(45,262)	(655)	(647)	23,463	(11,507)
Change in fair value, net	(686)	(486)	279	(802)	(4,734)	(11,766)	Ending fair value	$2,350,013	$2,261,016	$2,282,674	$2,277,561	$2,343,953	$1,791,195
Ending fair value	$9,925	$12,540	$13,215	$13,551	$34,507	$74,039
							Residential Loans, held-for-investment at Consolidated Sequoia Entities
Securities – Re-REMIC							Beginning carrying value	$791,636	$839,976	$880,197	$930,027	$1,021,870	$1,170,246
Beginning fair value	$85,479	$161,234	$165,707	$162,970	$165,064	$167,639	Principal repayments	(53,461)	(49,659)	(46,810)	(53,596)	(54,212)	(57,523)
Sales	—	—	—	—	—	(1,170)	Transfers to REO	(968)	(3,154)	(2,612)	(3,825)	(1,975)	(1,742)
Effect of principal payments	(866)	(1,828)	(4,917)	(13)	—	(87)	Transfers between portfolios	—	—	—	—	—	(91,621)
Transfers between portfolios (1)	(12,229)	(75,058)	(1,889)	—	—	—	Changes in fair value, net	8,414	4,473	9,201	7,591	(35,656)	2,510
Change in fair value, net	1,346	1,131	2,333	2,750	(2,094)	(1,318)	Ending fair value	$745,621	$791,636	$839,976	$880,197	$930,027	$1,021,870
Ending fair value	$73,730	$85,479	$161,234	$165,707	$162,970	$165,064
							Commercial Loans, held-for-sale
Securities – Subordinate (2)							Beginning carrying value	$2,700	$30,400	$237,538	$—	$39,141	$80,756
Beginning fair value	$759,347	$679,894	$621,638	$588,750	$534,590	$450,450	Originations	—	—	—	—	37,625	99,625
Acquisitions	167,498	106,415	75,676	77,016	63,345	113,037	Sales	—	(15,965)	(203,634)	—	(77,183)	(140,668)
Sales	(16,816)	(11,809)	(25,610)	(42,631)	(8,485)	(15,806)	Principal repayments	—	(12,502)	(3,204)	—	(16)	(19)
Effect of principal payments	(7,798)	(8,182)	(7,985)	(11,323)	(5,404)	(5,016)	Transfers between portfolios	—	—	—	237,538	—	—
Change in fair value, net	13,880	(6,971)	16,175	9,826	4,704	(8,075)	Changes in fair value, net	—	767	(300)	—	433	(553)
Ending fair value	$916,111	$759,347	$679,894	$621,638	$588,750	$534,590	Ending fair value	$2,700	$2,700	$30,400	$237,538	$—	$39,141

Securities – Mezzanine (2)							Commercial Loans, held-for-investment at amortized cost
Beginning fair value	$419,941	$375,606	$375,636	$370,105	$360,764	$276,208	Beginning carrying value	$—	$—	$22,285	$298,712	$300,355	$321,823
Acquisitions	97,915	66,398	28,757	43,432	12,649	100,122	Originations	—	—	—	—	—	—
Sales	(12,685)	(8,798)	(25,610)	(36,207)	(4,000)	(8,899)	Principal repayments	—	—	(23,144)	(45,562)	(1,543)	(21,890)
Effect of principal payments	(4,321)	(5,404)	(5,406)	(5,165)	(3,530)	(2,749)	Transfers between portfolios	—	—	—	(237,538)	—	—
Change in fair value, net	6,750	(7,861)	2,229	3,471	4,222	(3,918)	Provision for loan losses	—	—	859	6,532	(289)	240
Ending fair value	$507,600	$419,941	$375,606	$375,636	$370,105	$360,764	Discount/fee amortization	—	—	—	141	189	182
							Ending carrying value (3)	$—	$—	$—	$22,285	$298,712	$300,355

							Mortgage Servicing Rights
							Beginning carrying value	$118,526	$106,009	$110,046	$126,620	$191,976	$162,726
							Additions	7,485	2,421	3,443	10,691	8,807	21,305
							Sales	(11,928)	(24,021)	(8,860)	—	(29,559)	—
							Changes in fair value, net	(3,070)	34,117	1,380	(27,265)	(44,604)	7,945
							Ending fair value	$111,013	$118,526	$106,009	$110,046	$126,620	$191,976

(1)	In 2016 and 2017, certain Re-REMIC securities we held were exchanged for the underlying senior securities.

(2)
Securities-subordinate, as presented above, includes mezzanine securities. Mezzanine securities have also been presented separately to provide additional detail on this portion of the subordinate securities portfolio.

(3)	The carrying value of our commercial loans, held-for-investment at amortized cost excludes commercial A-notes, which are carried at fair value.

THE REDWOOD REVIEW I 1ST QUARTER 2017	Table 7: Securities and Loan Portfolio Activity 53

Table 8: Consolidating Balance Sheet ($ in thousands)

	March 31, 2017			December 31, 2016
	At Redwood (1)	Consolidated Sequoia Entities (1)	Redwood Consolidated	At Redwood (1)	Consolidated Sequoia Entities (1)	Redwood Consolidated
Residential loans	$2,726,620	$745,621	$3,472,241	$3,096,415	$791,636	$3,888,051
Real estate securities	1,165,940	—	1,165,940	1,018,439	—	1,018,439
Mortgage servicing rights	111,013	—	111,013	118,526	—	118,526
Cash and cash equivalents	221,781	—	221,781	212,844	—	212,844
Total earning assets	4,225,354	745,621	4,970,975	4,446,224	791,636	5,237,860
Other assets (2)	238,243	5,073	243,316	238,936	6,681	245,617
Total assets	$4,463,597	$750,694	$5,214,291	$4,685,160	$798,317	$5,483,477
Short-term debt	$563,773	$—	$563,773	$791,539	$—	$791,539
Other liabilities	134,330	532	134,862	147,847	518	148,365
ABS issued, net	—	728,391	728,391	—	773,462	773,462
Long-term debt, net	2,621,494	—	2,621,494	2,620,683	—	2,620,683
Total liabilities	3,319,597	728,923	4,048,520	3,560,069	773,980	4,334,049

Equity	1,144,000	21,771	1,165,771	1,125,091	24,337	1,149,428
Total liabilities and equity	$4,463,597	$750,694	$5,214,291	$4,685,160	$798,317	$5,483,477

(1)
The format of this consolidating balance sheet is provided to more clearly delineate between the assets belonging to consolidated Sequoia securitization entities that we are required to consolidate on our balance sheet in accordance with GAAP, but which are not legally ours, and the liabilities of these consolidated entities, which are payable only from the cash flows generated by their assets and are, therefore, nonrecourse to us, and the assets that are legally ours and the liabilities of ours for which there is recourse to us.

(2)
At March 31, 2017 and December 31, 2016, other assets at Redwood included a total of $43 million and $45 million of assets, respectively, held by third-party custodians and pledged as collateral to the GSEs in connection with credit risk-sharing arrangements relating to conforming residential loans. These pledged assets can only be used to settle obligations to the GSEs under these risk-sharing arrangements.

THE REDWOOD REVIEW I 1ST QUARTER 2017	Table 8: Consolidating Balance Sheet 54

Redwood Trust Corporate Information

EXECUTIVE MANAGEMENT:

Marty Hughes
Chief Executive Officer

Christopher J. Abate
President and Chief Financial Officer

Andrew P. Stone
Executive Vice President, General Counsel and Secretary

Bo Stern
Chief Investment Officer

Garnet W. Kanouse
Managing Director - Head of Residential

CORPORATE HEADQUARTERS:

One Belvedere Place, Suite 300
Mill Valley, California 94941
Telephone: (415) 389-7373

CHICAGO OFFICE:

225 W. Washington Street, Suite 1440
Chicago, IL 60606

DENVER METRO AREA OFFICE:

8310 South Valley Highway, Suite 425
Englewood, Colorado 80112

STOCK LISTING:

The Company's common stock is traded on the New York Stock Exchange under the symbol **RWT**

TRANSFER AGENT:

Computershare Trust Company, N.A.
2 North LaSalle Street
Chicago, IL 60602
Telephone: (888) 472-1955

DIRECTORS:

Richard D. Baum
Chairman of the Board
and Former Chief Deputy Insurance
Commissioner for the State of California

Douglas B. Hansen
Vice-Chairman of the Board
and Private Investor

Mariann Byerwalter
Chairman, SRI International
Chairman, JDN Corporate Advisory LLC

Debora D. Horvath
Principal, Horvath Consulting LLC

Marty Hughes
Chief Executive Officer

Greg H. Kubicek
President, The Holt Group, Inc.

Karen R. Pallotta
Owner, KRP Advisory Services, LLC

Jeffrey T. Pero
Retired Partner, Latham & Watkins LLP

Georganne C. Proctor
Former Chief Financial Officer, TIAA-CREF

INVESTOR RELATIONS:

Kristin Brown
Vice President, Investor Relations
Telephone: (866) 269-4976
Email: investorrelations@redwoodtrust.com

For more information about Redwood Trust, please visit our website at: www.redwoodtrust.com